Filed pursuant to Rule 424(b)(5)
Registration No. 333-147784

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2.00% Convertible Senior Notes due 2037	$1,725,000,000	100%	$1,725,000,000	$52,958
Common Stock, par value $0.01 per share	—(2)	—	—	—(3)

(1)	Includes notes to be sold upon exercise of the underwriters’ overallotment option. See “Underwriting.”
(2)	An indeterminate number of shares of common stock may be issued from time to time upon conversion of the 2.00% Convertible Senior Notes due 2037.
(3)	No additional consideration will be received for the common stock issuable upon conversion of the 2.00% Convertible Senior Notes due 2037. Therefore, no additional registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

Prospectus Supplement to Prospectus dated December 3, 2007.

$1,500,000,000

Hologic, Inc.

2.00% Convertible Senior Notes due 2037

The notes will bear interest at a rate of 2.00% per year, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning on June 15, 2008 and ending on December 15, 2013, and will accrete principal from December 15, 2013 at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year. Beginning with the six-month interest period commencing December 15, 2013, we will pay contingent interest during any six-month interest period to the holders of notes if the “trading price” (as defined herein) of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the accreted principal amount of the notes.

Holders may convert their notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding September 15, 2037, only under the following circumstances: (1) during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the price per note for each trading day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day; (2) during any calendar quarter (and only during such quarter) after the calendar quarter ending December 31, 2007, if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; (3) upon the occurrence of specified corporate events; or (4) if we call the notes for redemption. The notes will be convertible, regardless of the foregoing circumstances, on and after September 15, 2037 through the close of business on the second scheduled trading day immediately preceding the maturity date of the notes.

The initial conversion rate for the notes will be 12.9555 shares of common stock per $1,000 in original principal amount of notes, equivalent to an initial conversion price of approximately $77.1875 per share of common stock. The conversion price will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to December 15, 2013, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change.

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of the notes, we may elect to deliver cash or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation solely in cash, we will deliver cash in an amount based on a daily conversion value calculated on a proportionate basis for each VWAP trading day of the relevant 30 VWAP trading day observation period, all as described herein. If we elect to satisfy our conversion obligation in a combination of cash and shares of our common stock, we will deliver up to a specified dollar amount of cash per $1,000 original principal amount of notes, and will settle the remainder of our conversion obligation in shares of our common stock, in each case based on the daily conversion value calculated as described in the preceding sentence. In addition, at any time on or prior to the 35th scheduled trading day prior to the maturity date of the notes, we may make an irrevocable election to settle conversions of the notes either solely in cash or in a combination of cash and shares of our common stock with a specified cash amount at least equal to the accreted principal amount of the notes. This net share settlement election is in our sole discretion and does not require the consent of holders of the notes.

You may require us to repurchase some or all of the notes on December 13, 2013, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032 at a repurchase price equal to 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest, if any. Subject to certain exceptions, holders may also require us to repurchase for cash all or part of their notes upon a fundamental change at a price equal to 100% of the accreted principal amount of the notes being repurchased plus accrued and unpaid interest, if any. Beginning December 18, 2013, we may redeem any or all of the notes (except for the notes that we are required to repurchase as described above), in cash at a redemption price equal to 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest, if any.

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral. As of September 30, 2007, pro forma for our merger with Cytyc Corporation, the related financings, this offering and the anticipated application of the net proceeds of this offering, we had approximately $2.39 billion in outstanding indebtedness, approximately $895 million of which was secured indebtedness, and the aggregate amount of liabilities of our subsidiaries was approximately $2.13 billion including indebtedness of our subsidiaries, indebtedness guaranteed by our subsidiaries, deferred income tax liabilities, accrued expenses and trade and other payables, but excluding intercompany liabilities. If the underwriters exercise their option to purchase additional notes in full, we estimate that both our secured indebtedness and the liabilities of our subsidiaries will be reduced by approximately $221 million.

The notes will be subject to special United States federal income tax rules. For a discussion of the special tax regulations governing contingent payment debt instruments, see “Certain U.S. Federal Income Tax Considerations.”

The notes will be evidenced by one or more global notes deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus supplement, beneficial interests in each global note will be shown on, and transfers thereof will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

For a more detailed description of the notes, see “Description of the Notes” beginning on page S-37.

We do not intend to apply for a listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “HOLX.” The closing sale price of our common stock on December 4, 2007 was $61.75 per share.

See “ Risk Factors” on page S-10 of this prospectus supplement to read about factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial price to public	$1,000	$1,500,000,000
Underwriting discount	$20	$30,000,000
Proceeds, before expenses, to us	$980	$1,470,000,000

The initial offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from the date of original issuance, expected to be December 10, 2007.

To the extent the underwriters sell more than $1,500,000,000 in original principal amount of notes, the underwriters have the option to purchase from us up to an additional $225,000,000 in original principal amount of notes at the initial price to public for the notes less the underwriting discount.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on December 10, 2007.

Goldman, Sachs & Co.

Banc of America Securities LLC	Citi

JPMorgan	RBC Capital Markets	Raymond James	Leerink Swann

Needham & Company, LLC	Soleil Securities Corporation	Stephens Inc.

Prospectus Supplement dated December 4, 2007.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of our offering of the notes. The second part is the accompanying prospectus, which provides more general information, some of which may not be applicable to this offering. This prospectus supplement and the accompanying prospectus include important information about us, the notes, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing the notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information about us described under “Where You Can Find More Information” and “Incorporation by Reference” in the accompanying prospectus.

You should assume that the information in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover page hereof or thereof, as applicable, and that any information we have incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since that date.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Unless we indicate otherwise, references herein to “Hologic,” “we,” “our” and “us” are to Hologic, Inc. and its subsidiaries.

S-i

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary it may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this “Summary” are forward-looking statements. Please see “Special Note Regarding Forward-Looking Statements” for more information regarding these statements.

Our Business

We are a diversified medical technologies company specializing in diagnostic imaging products and interventional devices dedicated to serving the healthcare needs of women. Historically, we have developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, we completed our business combination with Cytyc Corporation (“Cytyc”), a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, prenatal diagnostics and partial breast radiation therapy.

We have historically focused our resources on developing systems and subsystems offering superior image quality and diagnostic accuracy, which has enabled us to capture significant market share and customer loyalty, despite the presence of large competitors. As a result of our combination with Cytyc we intend to expand our focus to further utilize Cytyc’s strengths in the fields of obstetrics, gynecology, radiation oncology and minimally invasive surgery.

Our mammography and breast care products include a broad portfolio of breast imaging and related products, including digital and film-based mammography systems, computer-aided detection (CAD), breast biopsy guidance systems, minimally invasive breast biopsy and tissue extraction devices and our recently acquired MammoPad breast cushion. Our osteoporosis assessment products primarily consist of dual-energy X-ray bone densitometry systems and an ultrasound-based osteoporosis assessment product. Our other business unit includes our Fluoroscan mini C-arm imaging products, our Esaote line of extremity MRI (Magnetic Resonance Imaging) systems that are manufactured by an original equipment manufacturer, and our photoconductor coating business, an ancillary business that we acquired as part of our acquisition of AEG Elektrofotografie GmbH.

Cytyc’s product offerings have historically been divided between diagnostic and surgical products. Cytyc’s core diagnostic products are the ThinPrep System, which is primarily used in cytology testing applications, such as cervical cancer screening, and the Full Term Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s core surgical products include the NovaSure System, which enables physicians to treat women suffering from excessive menstrual bleeding in a minimally invasive manner in order to eliminate or reduce their bleeding, the MammoSite Radiation Therapy System, which is a single-use device for the treatment of early-stage breast cancer, the GliaSite Radiation Therapy System, which provides a full course of post-surgical radiation therapy using Iotrex, a proprietary, liquid radiation source for which Cytyc has an exclusive license, and the Adiana Complete Transcervical Sterilization System, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval from the U.S. Food and Drug Administration.

We were founded on and remain committed to the principle of applying superior technology to health care challenges facing women. We achieved our first market and technology position shortly after the first commercial shipment of our initial product targeting bone densitometry in 1987. Our proprietary technology remains a leading bone densitometry assessment tool, offering superior, cost-effective accuracy and reliability.

We were incorporated in Massachusetts in October 1985 and reincorporated in Delaware in March 1990. Our principal executive offices are located at 35 Crosby Drive, Bedford, Massachusetts 01730 and our telephone number is (781) 999-7300. Our Internet address is www.hologic.com. Information on our website does not constitute part of this prospectus supplement.

THE OFFERING

The following summary of the offering of the notes is not intended to be a complete description of the notes and does not contain all the information that may be important to you. You should read this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized to be provided to you before making an investment in the notes. For a more detailed description of the notes, see the section entitled “Description of the Notes” in this prospectus supplement. With respect to the discussion of the terms of the notes on the cover page, in this section and in the section entitled “Description of the Notes,” the words “we,” “our,” “us” and the “Company” refer only to Hologic, Inc. and not to any of its subsidiaries.

Issuer	Hologic, Inc.

Notes Offered

$1,500,000,000 in aggregate original principal amount of 2.00% Convertible Senior Notes due 2037 (the “notes”), which may increase to up to $1,725,000,000 in aggregate original principal amount of the notes if the underwriters exercise their option to purchase additional notes in full.

Maturity Date	The notes will mature on December 15, 2037, unless earlier redeemed, repurchased or converted.

Interest; Accretion

We will pay interest on the notes at rate of 2.00% per year payable semiannually in arrears in cash on June 15 and December 15 of each year, beginning June 15, 2008 and ending on December 15, 2013. We will not pay cash interest (except contingent interest, if any) on and after December 15, 2013, and instead from such date the principal amount will accrete at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year (computed on a semi-annual bond-equivalent basis).

We will also pay contingent interest on the notes under certain circumstances, as described below.

Contingent Interest

Beginning with the six-month interest period commencing December 15, 2013, we will pay contingent interest during any six-month interest period to the holders of the notes if the “trading price” (as defined herein) of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the accreted principal amount of the notes.

During any six-month period when contingent interest shall be payable with respect to the notes, the contingent interest payable per $1,000 original principal amount of the notes will equal 0.40% of the average trading price of $1,000 original principal amount of the notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period.

Unless otherwise stated, references to interest in this Summary include contingent interest, if any.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior debt and senior to all of our subordinated debt. The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness to the extent of the value of the collateral. As of September 30, 2007, pro forma for our merger with Cytyc, the related financings, this offering and the anticipated application of the net proceeds of this offering, we had approximately $2.39 billion in outstanding indebtedness, approximately $895 million of which was secured indebtedness, and the aggregate amount of liabilities of our subsidiaries was approximately $2.13 billion, including indebtedness of our subsidiaries, indebtedness guaranteed by our subsidiaries, deferred income tax liabilities, accrued expenses, and trade and other payables, but excluding intercompany liabilities. If the underwriters exercise their option to purchase additional notes in full, we estimate that both our secured indebtedness and the liabilities of our subsidiaries will be reduced by approximately $221 million.

The base indenture for the notes, as supplemented by the supplemental indenture to be entered into in connection with this offering (which we refer to collectively as the “indenture”) does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes.

Conversion Rights

Holders may convert their notes prior to the close of business on the scheduled trading day immediately preceding September 15, 2037, in multiples of $1,000 original principal amount, at the option of the holder, under the following circumstances:

•

during the five business-day period after any five consecutive trading day period (the “measurement period”) in which the trading price per note for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such day;

•

during any calendar quarter after the calendar quarter ending December 31, 2007 (and only during such quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•	upon the occurrence of specified corporate events described below under “Description of the Notes—Conversion Rights—Conversion upon Specified Corporate Events”; or

•	if we call the notes for redemption.

At the option of the holder, regardless of the foregoing circumstances, holders may convert their notes, in multiples of $1,000 in original principal amount, at any time on or after September 15, 2037, through the close of business on the second “scheduled trading day” (as defined herein) immediately preceding the maturity date.

The initial conversion rate for the notes will be 12.9555 shares of common stock per $1,000 in original principal amount of notes, which is equivalent to an initial conversion price of approximately $77.1875 per share of common stock, subject to certain anti-dilution adjustments as described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount.

In addition, if a “make-whole fundamental change” (as defined herein) occurs prior to December 15, 2013, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such event as described under “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change.” No adjustments will be made in the conversion rate of the notes if the stock price is greater than $350.00 or if the stock price is less than $61.75 (in each case, subject to adjustment). Notwithstanding the foregoing, in no event will the conversion rate of the notes exceed 16.1943 shares of common stock per $1,000 in original principal amount of notes (subject to adjustment).

Settlement Upon Conversion	The settlement amount will be computed as follows:

•

if we elect to satisfy the entire conversion obligation in common stock, we will deliver, on the third business day after the relevant conversion date, a number of shares of our common stock equal to (i) the quotient of the aggregate original principal amount of notes to be converted and 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date;

•

if we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 original principal amount of the notes to be converted, on the third business day immediately following the last day of the related “observation period” (as defined herein), cash in an amount equal to the sum of the “daily conversion values” (as defined herein) for each of the 30 “VWAP trading days” (as defined herein) during the related observation period;

•	if we elect to satisfy the conversion obligation in a combination of cash and common stock, the notice that we deliver to holders regarding our chosen method of settlement will specify a dollar amount of cash to be delivered per $1,000 original principal amount of notes, which we refer to as the “specified dollar amount.” We will settle each $1,000 in original principal amount of notes being converted by delivering, on the third business day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined herein) for each of the 30 VWAP trading days during the related observation period.

At any time prior to the 35th “scheduled trading day” (as defined herein) prior to the maturity date of the notes, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 35th scheduled trading day prior to maturity (and if we have made the “net share settlement election” (as defined herein), such notice will include the “specified dollar amount” (as defined herein)). If we do not deliver such notice and we have not made a net share settlement election with respect to the notes, then we will settle all such conversions of notes in shares of our common stock. If we do not deliver such notice and we have made the net share settlement election, the specified dollar amount for all such conversions will be the accreted principal amount of such notes as of the maturity date of such notes.

We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 35th scheduled trading day prior to maturity of the notes or, if earlier, after we make the net share settlement election, we will not have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

At any time prior to the 35th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect (which election we refer to as the “net share settlement election”) to settle conversions of the notes in either the manner described in the second bullet point above or the manner described in the third bullet point above. In the event we have made the net share settlement election and elect to settle conversions of the notes in the manner set forth in the third bullet point above, the specified dollar amount applicable to all conversions of such notes will be at least the accreted principal amount of such notes. The net share settlement election is in our sole discretion and does not require the consent of the holders of the notes.

It is our current intent and policy to settle any conversion of the notes as if we had elected to make the net share settlement election in the manner set forth in the third bullet point above.

Sinking Fund	None.

Optional Redemption by Us

Beginning December 18, 2013, we may redeem any or all of the notes, in cash at a redemption price, except for the notes that we are required to repurchase as described under “Description of the Notes—Repurchase at the Option of the Holder,” equal to 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest. Any notes redeemed by us will be paid for in cash.

Optional Repurchase Right of Holders

You will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes on December 13, 2013, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032.

The repurchase price will equal 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest. Any notes repurchased by us will be paid for in cash.

Fundamental Change Repurchase Right of Holders

Subject to certain exceptions, if we undergo a “fundamental change” (as defined herein) you will have the option to require us to repurchase all or any portion of your notes. The fundamental change repurchase price will be 100% of the accreted principal amount of the notes to be purchased, plus accrued and unpaid interest. Any notes repurchased by us will be paid for in cash.

Events of Default

Except as noted below, if an event of default on the notes occurs, 100% of the aggregate accreted principal amount of the notes, plus accrued and unpaid interest thereon, if any, may be declared immediately due and payable, subject to certain conditions set forth in the indenture. If the event of default relates to our failure to comply with the reporting obligations in the indenture, at our option, the sole remedy for the first 90 days following such event of default consists exclusively of the right to receive an extension fee on the notes in an amount equal to 0.25% of the accreted principal amount of the notes. The notes will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us.

No Prior Market

The notes will be new securities for which there is currently no market. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and may discontinue market-making at any time without notice. Accordingly, we cannot assure you that a liquid market for the notes will develop or be maintained. We do not intend to apply for a listing of the notes on any securities exchange or automated quotation system.

NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “HOLX.”

Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting the underwriters’ discounts and estimated offering expenses payable by us of approximately $33.5 million, will be approximately $1.47 billion (or approximately $1.69 billion if the underwriters exercise their option to purchase additional notes in full).

We intend to use the net proceeds from this offering to repay the principal outstanding under our 18 month senior secured capital markets term loan facility, which we refer to as the “Term Loan X” and the principal outstanding under our senior secured tranche B2 term loan facility, which we refer to as the “Term Loan B2.” As of November 30, 2007, $1.1 billion of principal was outstanding under the Term Loan X and $250 million of principal was outstanding under the Term Loan B2. All excess net proceeds resulting from the offering will be used to repay, pro rata, a portion of our senior secured $600 million tranche A term loan facility and our $250 million tranche B1 term loan facility, which we refer to as the Term Loan A and the Term Loan B1, respectively.

Affiliates of several of the underwriters in this offering are lenders under our credit facility and will receive a portion of the net proceeds from this offering that are applied to repay borrowings under our credit facility. See “Underwriting.”

U.S. Federal Income Tax Considerations

The indenture provides that by accepting a note, each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 9.125%, compounded semiannually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes.

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain U.S. Federal Income Tax Considerations.”

Risk Factors

See “Risk Factors” beginning on page S-10 to read about factors you should consider before buying the notes.

RISK FACTORS

You should carefully consider the risks described below, as well as the risks described in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus before making a decision to invest in the notes and the common stock into which the notes, in certain circumstances, are convertible. These risks are not the only ones faced by us. The trading price of the notes and the common stock into which the notes, under certain circumstances, are convertible could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement and the accompanying prospectus and the documents incorporated herein and therein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and in the documents incorporated herein and in the accompanying prospectus by reference.

RISKS RELATED TO OUR CURRENT OUTSTANDING INDEBTEDNESS

We incurred significant indebtedness in order to finance the merger with Cytyc Corporation, which limits our operating flexibility, and could adversely affect our operations and financial results and prevent us from fulfilling our obligations.

In order to finance the cash portion of the merger with Cytyc Corporation (“Cytyc”) and other expenses incurred in connection with the merger, we incurred over $2.35 billion of new indebtedness, including approximately $600 million under a senior secured tranche A term loan facility which matures on September 30, 2012, $500 million under a senior secured tranche B-1 and B-2 term loan facility which matures on March 31, 2013, and $1.25 billion under senior secured capital markets term loan facility which matures on April 22, 2009. Additionally, certain other of our indebtedness may remain outstanding. These credit facilities bear interest at variable rates. This level of indebtedness may:

•	make it more difficult for us to satisfy our obligations with respect to our outstanding indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions, including increases in interest rates;

•

require us to dedicate a substantial portion of our cash flow from operations to interest and principal payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds for working capital, capital expenditures, general corporate purposes or acquisitions.

In addition, the terms of our financing obligations contain covenants that restrict our ability, and that of our subsidiaries, to engage in certain transactions and may impair our ability to respond to changing business and economic conditions, including, among other things, limitations on the ability to:

•	incur additional indebtedness;

•	pay dividends and make distributions;

•	repurchase stock;

•	make certain investments;

•	create liens;

•	engage in transactions with affiliates;

•	merge with or acquire another company; and

•	transfer and sell assets.

Our new credit facilities also require us to satisfy certain financial covenants.

Our ability to comply with these provisions may be affected by general economic conditions, political decisions, industry conditions and other events beyond our control. Our failure to comply with the covenants contained in the new credit facilities, including financial covenants, could result in an event of default, which could materially and adversely affect our results of operation and financial condition.

If there were an event of default under one of our debt instruments or a change of control, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately and may be cross-defaulted to other debt, including the notes. Our assets or cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default, and there is no guarantee that we would be able to repay, refinance or restructure the payments on those debt securities.

We may not be able to generate sufficient cash flow to service all of our obligations, including our obligations under our credit facilities.

Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures, strategic transactions and expansion efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flow from operations, and we cannot assure that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness as such indebtedness matures and to fund our other liquidity needs. If this is the case, we will need to refinance all or a portion of our indebtedness on or before maturity, and there can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all. We may need to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be affected on satisfactory terms, if at all. Our ability to refinance our indebtedness or obtain additional financing, or to do so on commercially reasonable terms, will depend on, among other things, our financial condition at the time, restrictions in agreements governing our indebtedness, and other factors, including the condition of the financial markets and the markets in which we compete.

If we do not generate sufficient cash flow from operations, and additional borrowings, refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations.

We may be required to enter into hedging transactions for our variable interest rate exposure under our existing credit facilities which could adversely affect our ability to repay all or a portion of those facilities without incurring additional costs, and will subject us to risks of default by the counterparties to those transactions.

The terms of our credit facility obligate us to enter into hedging transactions to hedge a substantial portion of the interest rate risk under those facilities, if we do not otherwise refinance a substantial portion of those facilities with debt bearing a fixed rate of interest. If we repay, redeem or repurchase (voluntarily or mandatorily) all or a portion of our credit facilities prior to their scheduled maturities, our obligations under those hedging transactions, if any, may cease to match our obligations under the credit facilities, and could result in significant additional expense to the company. These hedging transactions may not qualify for effective hedge treatment in accordance with U.S. GAAP and as a result, any changes in fair value of hedge contracts could be required to be recorded to the statement of income. In addition, default by the counterparties to our hedging transactions could result in us having to make interest payments at the variable rates payable under the credit facilities and expose us further to interest rate fluctuation risk under those credit facilities.

RISKS RELATED TO OUR BUSINESS

Sales and market acceptance of our products is dependent on third party reimbursement. Failure of third party payors to provide appropriate levels of reimbursement for use of our products could harm our business and prospects.

Sales and market acceptance of our medical products in the United States and other countries is dependent on the reimbursement of patients’ medical expenses by government healthcare programs and private health insurers. The costs of our products to customers are substantial, and market acceptance of our products will continue to depend upon our customers’ ability to obtain an appropriate level of reimbursement from third-party payors for use of such products. In the United States, the Centers for Medicare & Medicaid Services, known as CMS, establish guidelines for the reimbursement of healthcare providers treating Medicare and Medicaid patients. Under current CMS guidelines, varying reimbursement levels have been established for our products and procedures. The actual reimbursement amounts are determined by individual state Medicare carriers and, for non-Medicare and Medicaid patients, private insurance carriers. There are often delays between the reimbursement approvals by CMS and by a state Medicare carrier and private insurance carriers. Moreover, states as well as private insurance carriers may choose not to follow the CMS reimbursement guidelines. The use of our products outside the United States is similarly affected by reimbursement policies adopted by foreign governments’ reimbursements and regulatory positions and insurance carriers.

In November 2007, the CMS announced reductions to the 2008 reimbursement levels for physician, hospital and ambulatory surgical center payments. Such reimbursement rates also reflect a Sustainable Growth Rate (“SGR”) reduction which requires that reimbursement rates factor in a 10.1% reduction in physician payments under the physician fee schedule as determined by the SGR formula. The most significant reductions for 2008 applicable to our products were an approximately 4% to 9% decline in digital and analog mammography screening and diagnostic reimbursement rates, primarily due to the 10.1% SGR reduction and an approximately 22% decline, in addition to the SGR reduction, in reimbursement for CAD in 2008, the second year of the increases to an approximately 50% decline over four years as announced in 2006. Medicare payments in 2008 for our other products are effected primarily by the SGR reduction, and will decline by less than approximately 12%, while in-office payments for NovaSure and MammoSite balloon catheter placement will decline by approximately 17%. In November 2006, CMS announced reductions to the 2007 reimbursement levels for bone density assessments including an approximately 40% decline in 2007 in reimbursement for osteoporosis (DXA) testing, which increases to an approximately 70% decline over four years. The increase in the decline for 2008 for reimbursement for DXA testing is approximately 2%. These reductions or any other reduction or adverse change in reimbursement policies for the use of our products could harm our business and prospects.

Our business may be harmed by our recently completed acquisitions and our merger with Cytyc.

We recently acquired a number of businesses, technologies, product lines, and products, including Cytyc, BioLucent, Suros, R2, AEG, Adeza and Adiana. The success of these acquisitions will depend on our ability to realize the anticipated benefits from combining the acquired businesses with our business. We may fail to realize these anticipated benefits for a number of reasons, including the following:

•	problems may arise with our ability to successfully integrate the acquired businesses, which may result in us not operating as effectively and efficiently as expected, and may include:

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diversion of management time, as well as a shift of focus from operating the businesses to issues related to integration and administration or inadequate management resources available for integration activity and oversight;

•	failure to retain and motivate key employees;

•	failure to successfully manage relationships with customers, distributors and suppliers;

•	failure of customers to accept new products;

•	failure to effectively coordinate sales and marketing efforts;

•	failure to combine product offerings and product lines quickly and effectively;

•	failure to effectively enhance acquired technology and products or develop new products relating to the acquired businesses;

•	potential difficulties and inefficiencies in managing and operating businesses in multiple locations or operating businesses in which we have either limited or no direct experience;

•	potential difficulties integrating financial reporting systems;

•	potential difficulties in the timely filing of required reports with the SEC;

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potential difficulties in implementing controls, procedures and policies, including disclosure controls and procedures and internal controls over financial reporting, appropriate for a larger public company at companies that, prior to the acquisition of such companies, had lacked such controls, procedures and policies, which may result in ineffective disclosure controls and procedures or material weaknesses in internal controls over financial reporting;

•	we may not be able to achieve the expected synergies from an acquisition or it may take longer than expected to achieve those synergies;

•	an acquisition may result in future impairment charges related to diminished fair value of businesses acquired as compared to the price we paid for them;

•	an acquisition may involve restructuring operations or reductions in workforce which may result in substantial charges to our operations;

•	an acquisition may involve unexpected costs or liabilities, or the effects of purchase accounting may be different from our expectations; and

•	the acquired businesses may be adversely affected by future legislative, regulatory, or tax decisions and/or changes as well as other economic, business and/or competitive factors.

Our acquisition of AEG, which conducts its business worldwide, with headquarters in Germany and manufacturing operations in Germany and China, is also subject to the additional challenges and risks associated with volatility in the market for organic photoconductor coatings used for laser printer cartridges, and our international operations, including those related to integration of operations across different cultures and languages, currency risk and the particular economic, legal, political and regulatory risks associated with specific countries.

Our failure to realize the anticipated benefits from combining the acquired businesses could harm our business and prospects and adversely affect the market price of our common stock.

The current levels of growth in the markets for our direct-to-digital full-field mammography products and endometrial ablation procedures, such as our NovaSure System, may not continue to develop as expected or be indicative of future growth.

Demand for newly introduced technologies or treatments can initially be exaggerated as supply increases to meet pre-existing demand. However, once the pre-existing demand is met, growth in the market may abruptly stop or significantly slow. The markets for our direct-to-digital full-field mammography products and endometrial ablation procedures, such as our NovaSure System, may not continue to develop as current levels of growth and demand may indicate and we cannot predict when, or at what rate, this demand may stop or decline in growth.

There is a significant installed base of conventional screen-film mammography products in hospitals and radiological practices. The use of our direct-to-digital mammography products in many cases would require these potential customers to replace their existing x-ray imaging equipment. Moreover, as digital mammography products are generally more expensive than conventional screen-film mammography products, we believe that a major factor in the market’s acceptance of digital mammography products has been and will continue to be based upon the benefits of digital technology as compared to less expensive technologies. As a result, the market for our digital mammography products has and will continue to be affected by published studies and reports relating to the comparative efficacy of digital mammography products. The publication of an adverse study could significantly impair the adoption of this technology and harm our business. Similarly, we cannot assure you that we will be successful in continuing to attract physicians and women to use the NovaSure System, or whether or not evolving trends in the treatment of excessive menstrual bleeding will favor new endometrial ablation procedures as compared to traditional approaches.

If the demand for our direct-to-digital mammography products and treatments like the NovaSure System were to stop abruptly or begin to decline, our operating results and profitability could be adversely affected.

The success of our ThinPrep System depends upon the cost and continued market acceptance of our ThinPrep System products.

The success of our ThinPrep System depends on the continued market acceptance of our ThinPrep System and ThinPrep Imaging System, including any follow-on applications of ThinPrep technology. The laboratory cost of using the ThinPrep System and ThinPrep Imaging System for cervical cancer screening, both together and individually, is higher than that of a conventional Pap smear and, we believe, competing liquid-based slide preparation systems. Due in part to increased competitive pressures in the cytology screening market and healthcare industry to reduce costs, our ability to continue to gain market acceptance of the ThinPrep System and follow-on products will depend on our ability to demonstrate that the higher cost of using the ThinPrep System is offset by (i) a reduction in costs often associated with conventional Pap smears or competing liquid-based slide preparation systems, such as inaccurate diagnoses and the need for repeat Pap smears, as well as (ii) the ability to conduct additional testing, such as testing for the HPV, Chlamydia trachomatis and Neisseria gonorrhea on samples collected in a ThinPrep vial of preservative. In particular, for the ThinPrep Imaging System, we will need to work with healthcare providers, insurance companies and other third-party payors, and clinical laboratories to reinforce the known clinical efficacy and cost-effectiveness of the ThinPrep Imaging System.

We are dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of our sales of the ThinPrep System.

We are dependent upon a relatively small number of large clinical laboratory customers in the United States for a significant portion of our sales of the ThinPrep System. Due in part to a trend toward consolidation of clinical laboratories in recent years and the relative size of the largest United

States laboratories, it is likely that a significant portion of ThinPrep System sales will continue to be concentrated among a relatively small number of large clinical laboratories. Our business and prospects may be harmed if we are unable to increase sales to, or maintain pricing levels with our existing customers and establish new customers both within and outside the United States.

Our success will depend on new product development.

We have continuing research and development programs designed to develop new products and to enhance and improve our products. We are expending significant resources on the development of digital x-ray imaging products, including the development of a digital mammography product to perform breast tomosynthesis, a 3-dimensional imaging technique as well as on continued product line enhancements. The successful development of our products and product enhancements is subject to numerous risks, both known and unknown, including:

•	unanticipated delays;

•	access to capital;

•	budget overruns;

•	third party intellectual property;

•	technical problems; and

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other difficulties that could result in the abandonment or substantial change in the design, development and commercialization of these new products, including, for example, changes requested by the FDA in connection with pre-market approval applications for products or 510(k) notification.

Given the uncertainties inherent with product development and introduction, there can be no assurance that any of our product development efforts will be successful on a timely basis or within budget, if at all. Our failure to develop new products and product enhancements, such as our digital mammography tomosynthesis product, on a timely basis or within budget could harm our business and prospects and could adversely affect the market price of our common stock.

The markets for and future growth of our products and treatments may not develop as expected.

There can be no assurance that our existing products or treatments, or the enhancement of products or treatments will be commercially successful. The successful commercialization of our products and treatments are subject to numerous risks, both known and unknown, including:

•	uncertainty of the development of a market for such product or treatment;

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trends relating to, or the introduction or existence of, competing products, technologies or alternative treatments or therapies that may be more effective, safer or easier to use than our products, technologies, treatments or therapies;

•	perceptions of our products or treatments as compared to other products and treatments;

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recommendation and support for the use of our products or treatments by influential customers, such as hospitals, radiological practices, breast surgeons and radiation oncologists and treatment centers;

•	the availability and extent of data demonstrating the clinical efficacy of our products or treatments;

•	competition, including the presence of competing products sold by companies with longer operating histories, more recognizable names and more established distribution networks; and

•	other technological developments.

Often, the development of a significant market for a product or treatment will depend upon the establishment of a reimbursement code or an advantageous reimbursement level for use of the product or treatment. Moreover, even if addressed, such reimbursement codes or levels frequently are not addressed until after a product or treatment is developed and commercially introduced, which can delay the successful commercialization of a product or treatment. If we are unable to successfully commercialize and create a significant market for our products and treatments, such as our digital mammography tomosynthesis product, due to, among other things, the lack of reimbursement codes or disadvantageous reimbursement levels for such products or treatments, our business and prospects could be harmed and the market price of our common stock could be adversely affected.

We may not be successful in growing our international sales, which could have a material adverse effect on our business and financial condition.

We cannot guarantee that we will successfully continue to develop international sales channels or capabilities that will enable us to generate significant revenue from international sales. We may not be able to obtain favorable third-party reimbursements and required regulatory approvals in foreign countries. Failure to continue to increase international sales could harm our business and prospects.

Our success depends on our ability to manage growth effectively.

Our operations and facilities, including the number of employees and the geographic area of operations, have grown rapidly, and our operations and facilities are expected to continue to grow. Our failure to manage growth effectively could harm our business and prospects. Such growth may significantly strain our managerial, operational and financial resources and systems. To manage such growth effectively, it is expected that we will continue to implement and improve additional management and financial systems and controls, and to effectively retain, expand, train and manage our employee base.

Our business could be harmed if we infringe upon the intellectual property rights of others.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device and related industries. We have been involved in infringement litigation, and may in the future be notified that we may be infringing intellectual property rights possessed by third parties.

For example, in October 2007, Ethicon Endo-Surgery, Inc., a Johnson & Johnson operating company (“Ethicon”), filed a complaint against us and our wholly-owned subsidiary Suros. The complaint alleges that certain of the ATEC biopsy systems manufactured and sold by Suros infringe four Ethicon patents. The complaint seeks to enjoin us and Suros from infringing the patents as well as the recovery of damages and costs resulting from the alleged infringement.

In connection with litigation or if any claims are asserted against our intellectual property rights, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms. Alternatively, we may decide to litigate such claims or to design around the patented technology. These actions could be costly and would divert the efforts and attention of our management and technical personnel. As a result, any infringement claims by third parties or claims for indemnification by customers resulting from infringement claims, whether or not proven to be true, may harm our business and prospects.

If we fail to achieve and maintain the high manufacturing standards that our direct radiography products require, we may not be successful in developing and marketing those products.

The manufacture of our direct radiography detectors is highly complex and requires precise high quality manufacturing that is difficult to achieve. We have in the past and may in the future experience difficulties in manufacturing these detectors in sufficient quantities, primarily related to delays and difficulties in obtaining critical components for these detectors that meet our high manufacturing standards. Our initial difficulties led to increased delivery lead-times and increased costs of manufacturing these products. Our failure, including the failure of our contract manufacturers, to achieve and maintain the required high manufacturing standards could result in further delays or failures in product testing or delivery, cost overruns, product recalls or withdrawals, increased warranty costs or other problems that could harm our business and prospects.

The uncertainty of healthcare reform could harm our business and prospects.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including efforts at national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. Healthcare reform proposals and medical cost containment measures in the United States and in many foreign countries could:

•	limit the use of our products;

•	reduce reimbursement available for such use; or

•	adversely affect the use of new therapies for which our products may be targeted.

These reforms or cost containment measures, including the uncertainty in the medical community regarding their nature and effect, could harm our business and prospects.

Our business could be harmed if we are unable to protect our proprietary technology.

We have relied primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our products and technology. Despite these precautions, unauthorized third parties may infringe, copy or reverse engineer portions of our technology. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. In addition, we have obtained or applied for corresponding patents and patent applications in several foreign countries for some of our patents and patent applications. There is a risk that these patent applications will not be granted or that the patent or patent application will not provide significant protection for our products and technology. Our competitors may independently develop similar technology that our patents do not cover. In addition, because patent applications in the United States are not generally publicly disclosed until eighteen months after the application is filed, applications may have been filed by third parties which relate to our technology. Moreover, there is a risk that foreign intellectual property laws will not protect our intellectual property rights to the same extent as United States intellectual property laws. In the absence of significant patent protection, we may be vulnerable to competitors who attempt to copy our products, processes or technology.

Our international operations expose us to additional operational challenges that we might not otherwise face.

We are subject to a number of additional risks and expenses due to our international operations. Any of these risks or expenses could have a material adverse effect on our operating results. These risks and expenses include:

•	difficulties in staffing and managing operations in multiple locations as a result of, among other things, distance, language and cultural differences;

•	protectionist laws and business practices that favor local companies;

•	greater difficulties in trade accounts receivable collection;

•	difficulties and expenses related to implementing internal controls over financial reporting and disclosure controls and procedures;

•	expenses associated with customizing products for clients in foreign countries;

•	possible adverse tax consequences;

•	governmental currency controls;

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multiple, conflicting and changing government laws and regulations (including, among other things, antitrust and tax requirements, international trade regulations and the Foreign Corrupt Practices Act);

•	reduced protection for intellectual property rights in some countries;

•	political and economic changes and disruptions;

•	export/import controls; and

•	tariff regulations.

Interruptions, delays, shutdowns or damage at our manufacturing facilities could harm our business.

We manufacture most of our mammography, breastcare and osteoporosis assessment products as well as our mini C-arm products and MRI systems at our manufacturing facilities in Danbury, Connecticut, Bedford, Massachusetts, Indianapolis, Indiana and Newark, Delaware. In addition, we manufacture the selenium coatings used in the digital x-ray image capture radiographic systems in Germany and our selenium and organic photoconductor coatings for other uses in Germany and China. We assemble and manufacture our ThinPrep products at our facilities in Marlborough, Massachusetts and Londonderry, New Hampshire. In addition, we manufacture our NovaSure System and MammoSite System in Costa Rica. An interruption in manufacturing capabilities at any of these facilities, as a result of equipment failure or other reasons, could reduce, delay or prevent the production of our products. Our manufacturing facilities are subject to the risk of catastrophic loss due to unanticipated events, such as fires, earthquakes, explosions, floods or weather conditions. Our manufacturing facilities may experience plant shutdowns, strikes or other labor disruptions, or periods of reduced production as a result of equipment failures, loss of power, gray outs, delays in deliveries or extensive damage to any of our facilities, which could harm our business and prospects. Because some of our manufacturing operations are located in Germany, China and Costa Rica, those manufacturing operations are also subject to additional challenges and risks associated with international operations described below.

Our business could be harmed if products contain undetected errors or defects or do not meet customer specifications.

We are continuously developing new products and improving our existing products. Newly introduced products can contain undetected errors or defects. In addition, these products may not meet their performance specifications under all conditions or for all applications. If, despite internal testing and testing by customers, any of our products contain errors or defects or fail to meet customer specifications, then we may be required to enhance or improve those products or technologies. We may not be able to do so on a timely basis, if at all, and may only be able to do so at considerable expense. In addition, any significant reliability problems could result in adverse customer reaction, negative publicity, mandatory or voluntary recall or legal claims and could harm our business and prospects.

We rely on one or only a limited number of suppliers for some key components or subassemblies for our products. This reliance could harm our business and prospects.

We rely on one or only a limited number of suppliers for some key components or subassemblies for our products. In particular, we have a limited number of suppliers for certain components of our digital detector. In addition, we have only limited sources of supply for some key components used in our mini C-arm systems and our Suros biopsy systems. We currently obtain certain key components of our products, including the proprietary filter material and microscope slides used in the ThinPrep Pap Test, radioisotopes, certain balloons and other items used in the design and manufacture of the MammoSite System and the Iotrex liquid isotope used with the GliaSite System, from single or a limited number of sources due to technology, availability, price, quality and other considerations. Additionally, the NovaSure System utilizes several components that may become obsolete or no longer be manufactured.

Obtaining alternative sources of supply of these components could involve significant delays and other costs and regulatory challenges, and may not be available to us on reasonable terms, if at all. The failure of a component supplier or contract assembler to provide sufficient quantities, acceptable quality and timely components or assembly service at an acceptable price, or an interruption of supplies from such a supplier could harm our business and prospects. Any disruption of supplies of key components could delay or reduce shipments, which could result in lost or deferred sales.

We face intense competition from other companies and may not be able to compete successfully.

A number of companies have developed, or are expected to develop, products that compete or will compete with our products. Some of our competitors are large companies that may enjoy significant competitive advantages over us, including:

•	significantly greater name recognition;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer discounts or incentives to gain competitive advantage;

•	more extensive research, development, sales, marketing and manufacturing capabilities; and

•	better positioning to continue to improve their technology in order to compete in an evolving industry.

The markets in which we sell our products are intensely competitive, subject to rapid change and may be significantly affected by new product introductions and other market activities of industry participants. Other companies may develop products that are superior to or less expensive, or both, than our products. Improvements in existing competitive products or the introductions of new competitive products may reduce our ability to compete for sales, particularly if those competitive products demonstrate better safety or effectiveness, clinical results, ease of use or lower costs.

If we are unable to compete effectively against existing and future competitors and existing and future alternative treatments, our business and prospects could be harmed.

Our success depends upon our ability to adapt to rapid changes in technology and customer requirements.

The markets for our products have been characterized by rapid technological change, frequent product introductions and evolving customer requirements. These trends will likely continue into the foreseeable future. Our success depends, in part, upon our ability to enhance our existing products, successfully develop new products that meet increasing customer requirements and gain market acceptance. If we fail to do so our products may be rendered obsolete or uncompetitive by new industry standards or changing technology.

Our results of operations is subject to significant quarterly variation and seasonal fluctuation.

Our results of operations have been and may continue to be subject to significant quarterly variation. Our results for a particular quarter may also vary due to a number of factors, including:

•	the overall state of healthcare and cost containment efforts;

•	the timing and level of reimbursement for our products domestically and internationally;

•	the development status and demand for our products;

•	the development status and demand for therapies to treat breast cancer and osteoporosis;

•	economic conditions in our markets;

•	foreign exchange rates;

•	the timing of orders;

•	the timing of expenditures in anticipation of future sales;

•	the mix of products we sell;

•	the introduction of new products and product enhancements by us or our competitors;

•	pricing and other competitive conditions;

•	unanticipated expenses; and

•	complex revenue recognition rules pursuant to U.S. generally accepted accounting principles (U.S. GAAP).

Customers may also cancel or reschedule shipments. Production difficulties could also delay shipments. Any of these factors also could harm our business and prospects.

Our delay or inability to obtain any necessary United States or foreign regulatory clearances or approvals for our products could harm our business and prospects.

Our products are medical devices that are the subject of a high level of regulatory oversight. Our delay or inability to obtain any necessary United States or foreign regulatory clearances or approvals for our products, such as our digital mammography tomosynthesis product and our permanent female contraception product, could harm our business and prospects and could adversely affect the market price of our common stock. The process of obtaining clearances and approvals can be costly and time-consuming. There is a risk that any approvals or clearances, once obtained, may be withdrawn or modified.

Medical devices cannot be marketed in the United States without clearance or approval by the FDA. Any modifications to a device that has received a pre-market approval that affect its safety or effectiveness require a pre-market approval supplement or possibly a separate pre-market approval, either of which is likely to be time-consuming, expensive and uncertain to obtain. If the FDA requires us to seek one or more pre-market approval supplements or new pre-market approvals for any modification to a previously approved device, we may be required to cease marketing or to recall the modified device until we obtain approval, and we may be subject to significant criminal and/or civic sanctions, including but not limited to, regulatory fines or penalties.

Medical devices sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices, which regulate the design, manufacture, packing, storage and installation of medical devices. Moreover, medical devices are required to comply with FDA regulations relating to investigational research and labeling. States may also regulate the manufacture, sale and use of medical devices, particularly those that employ x-ray technology. Our products are also subject to approval and regulation by foreign regulatory and safety agencies.

Recent proposed changes to reclassify full-field digital mammography to permit 510(k) clearance could increase competition for our digital mammography products.

On May 23, 2006 the FDA Radiological Devices Panel recommended the reclassification of full-field digital mammography systems from Class III to Class II devices. The FDA has indicated that they intend to issue guidance on full field digital mammography during 2008. If the FDA implements the panel’s recommendation, the reclassification would allow full-field digital mammography systems to be cleared for commercialization through the 510(k) process, which is less rigorous than the present pre-market approval process. If and when implemented, the reclassification for full-field digital mammography systems from Class III to Class II devices may lower barriers of entry into the digital mammography market, may result in more competitors entering the United States market and could harm sales of our digital mammography systems.

Our products may be subject to recalls even after receiving FDA clearance or approval, which could harm our business and prospects.

The FDA and similar governmental bodies in other countries have the authority to require the recall of medical products in the event of material deficiencies or defects in design or manufacture. A government mandated or voluntary recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall could harm the reputation of our products and adversely affect our business and prospects.

Some of our activities may subject us to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims.

We are subject to the provisions of a federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, which prohibit payments intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. While the federal law applies only to referrals, products or services for which payment may be made by a federal healthcare program, state laws often apply regardless of whether federal funds may be involved. These laws constrain the sales, marketing and other promotional activities of manufacturers of medical devices by limiting the kinds of financial arrangements, including sales programs, with hospitals, physicians, laboratories and other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed. Anti-kickback and false claims laws prescribe civil and criminal penalties (including fines) for noncompliance that can be substantial. While we continually strive to comply with these complex requirements, interpretations of the applicability of these laws to marketing practices is ever evolving and even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could harm our business and prospects.

We are subject to the risk of product liability claims relating to our products.

Our business involves the risk of product liability and other claims inherent to the medical device business. If even one of our products is found to have caused or contributed to injuries or deaths, we could be held liable for substantial damages. We maintain product liability insurance subject to deductibles and exclusions. There is a risk that the insurance coverage will not be sufficient to protect us from product and other liability claims, or that product liability insurance will not be available to us at a reasonable cost, if at all. An under-insured or uninsured claim could harm our business and prospects. In addition, claims could adversely affect the reputation of the related product, which could damage that product’s competitive position in the market.

The sale and use of one of our diagnostic products could also lead to the filing of product liability claims if someone were to allege that one of our products contained a design or manufacturing defect that resulted in the failure to detect a disorder for which it was being used to screen or caused injuries to a patient. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure additional coverage in the future. Also, even a meritless or unsuccessful product liability claim could be time consuming and expensive to defend, which could result in a diversion of management’s attention from our business and could adversely affect the perceived safety and efficacy of our products, and could harm our business and prospects.

We use hazardous materials and products.

Our research and development involves the controlled use of hazardous materials, such as toxic and carcinogenic chemicals and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of this type of accident, we could be held liable for any resulting damages, and any such liability could be extensive. We are also subject to substantial regulation relating to occupational health and safety, environmental protection, hazardous substance control, and waste management and disposal. The failure to comply with such regulations could subject us to, among other things, fines and criminal liability.

Fluctuations in the exchange rates of European currencies and the other foreign currencies in which we conduct our business, in relation to the U.S. dollar, could harm our business and prospects.

We maintain sales and service offices outside the United States, have manufacturing facilities in Germany, Costa Rica and China, and conduct business worldwide. The expenses of our international offices are denominated in local currencies, except at our Costa Rica subsidiary, where the majority of business is conducted in U.S. dollars, and our foreign sales may be denominated in local currencies, the Euro or U.S. dollars.

Fluctuations in foreign currency exchange rates could affect our cost of goods and operating margins and could result in exchange losses. In addition, currency devaluation can result in a loss if we hold deposits of that currency. We have historically hedged, and may in the future hedge, our foreign currency exposure by borrowing funds in local European currencies to pay the expenses of our foreign offices. In addition, our AEG operation has engaged in hedging activities, such as currency swaps, to hedge our foreign currency exposure. There is a risk that any hedging activities will not be successful in mitigating our foreign exchange risk exposure.

Our future success depends on the continued services of key personnel.

The loss of any of our key personnel, particularly key research and development personnel, could harm our business and prospects and could impede the achievement of our research and development, operational or strategic objectives. Our success also depends upon our ability to attract and retain other qualified managerial and technical personnel. Competition for such personnel, particularly software engineers and other technical personnel, is intense. We may not be able to attract and retain personnel necessary for the development of our business.

Our business may be harmed by acquisitions we complete in the future.

Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management’s attention and risks and costs associated with unanticipated problems or latent liabilities, such as litigation, investigations or inquiries in connection with acquisitions that we complete. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline, and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

Our failure to manage current or future alliances or joint ventures effectively may harm our business and prospects.

We have entered into alliances, joint ventures or other business relationships. Alliances with certain partners or companies could make it more difficult for us to enter into advantageous business transactions or relationships with others. Moreover, we may not be able to:

•	identify appropriate candidates for alliances or joint ventures;

•	assure that any alliance or joint venture candidate will provide us with the support anticipated;

•	successfully negotiate an alliance or joint venture on terms that are advantageous to us; or

•	successfully manage any alliance or joint venture.

Furthermore, any alliance or joint venture may divert management time and resources. Entering into a disadvantageous alliance or joint venture, failing to manage an alliance or joint venture effectively, or failing to comply with obligations in connection therewith, could harm our business and prospects.

We are exposed to potential risks and will continue to incur significant costs as a result of the internal control testing and evaluation process mandated by Section 404 of the Sarbanes-Oxley Act of 2002.

We assessed the effectiveness of our internal control over financial reporting as of September 29, 2007 and assessed all deficiencies on both an individual basis and in combination to determine if, when aggregated, they constitute a material weakness. As a result of this evaluation, no material weaknesses were identified.

We expect to continue to incur significant costs, including increased accounting fees and increased staffing levels, in order to maintain compliance with Section 404 of the Sarbanes-Oxley Act. We continue to monitor controls for any weaknesses or deficiencies. No evaluation can provide complete assurance that our internal controls will detect or uncover all failures of persons within the company to disclose material information otherwise required to be reported. The effectiveness of our controls and procedures could also be limited by simple errors or faulty judgments. In addition, as we continue to expand globally, the challenges involved in implementing appropriate internal controls will increase and will require that we continue to improve our internal controls over financial reporting.

In 2007, Cytyc acquired Adeza and Adiana and we completed the merger with Cytyc. We expect to include Cytyc, Adeza and Adiana in our assessment of internal control over financial reporting in fiscal 2008. We expect to face additional challenges in implementing the required processes, procedures and controls as a result of the merger and other acquired operations. Although we intend to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, we cannot be certain that we will be successful in complying with Section 404 of the Sarbanes-Oxley Act.

For example, in connection with Cytyc’s filing of their original Annual Report on Form 10-K in March 2007, its management included Management’s Report on Internal Control over Financial Reporting therein, which expressed a conclusion by management that they believed that its internal control over financial reporting was effective as of December 31, 2006. As a result of the restatement of Cytyc’s consolidated financial statements, its management determined that a material weakness in internal control over financial reporting existed as of December 31, 2006, and, subsequently concluded that its internal control over financial reporting was not effective as of December 31, 2006.

A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness in Cytyc’s internal control over financial reporting as of December 31, 2006 was identified and included in its assessment: Cytyc did not implement controls necessary to provide reasonable assurance that the accounting for certain stock option exercise activity that occurred during the period from 1996 through 2002 was properly recorded in its financial statements included in its 2006 Annual Report on Form 10-K, as originally filed, in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. To remedy the material weakness identified in the Annual Report on Form 10-K/A, Cytyc enhanced its policies surrounding consultations on complex technical accounting matters to include third-party subject matter experts.

In the future, if we fail to complete the Sarbanes-Oxley 404 evaluation in a timely manner, or if our independent registered public accounting firm cannot attest in a timely manner to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls which could adversely impact the market price of our common stock. We or our independent registered public accounting firm may identify material weaknesses in internal controls over financial reporting which may result in a loss of public confidence in our internal controls and adversely impact the market price of our common stock. In addition, any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

RISKS RELATED TO THE OFFERING

The notes are unsecured, are effectively subordinated to our secured indebtedness and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities.

The notes are unsecured, will be effectively subordinated to all secured indebtedness we may incur, to the extent of the assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and policyholder liabilities. As of September 30, 2007, pro forma for our merger with Cytyc, the related financings, this offering and the anticipated application of the net proceeds of this offering, we had approximately $2.39 billion in outstanding indebtedness, approximately $895 million of which was secured indebtedness, and the aggregate amount of liabilities of our subsidiaries was approximately $2.13 billion, including indebtedness of our subsidiaries, indebtedness guaranteed by our subsidiaries, deferred income tax liabilities, accrued expenses, and trade and other payables, but excluding intercompany liabilities. If the underwriters exercise their option to purchase additional notes in full, we estimate that both our secured indebtedness and the liabilities of our subsidiaries will be reduced by approximately $221 million. However, the indenture relating to the notes does not restrict our ability to incur secured indebtedness in the future. In the event of our insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we may not have sufficient assets to pay amounts due on any or all of the notes the outstanding. See “Description of the Notes.”

None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes. Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

We may incur additional indebtedness ranking equal to the notes.

If we incur any additional debt that ranks equally with the notes, including trade payables, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you, if any.

Future issuances of common stock and hedging activities may depress the trading price of our common stock and the notes.

Any issuance of equity securities after this offering, including the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could substantially decrease the trading price of our common stock and the notes. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy (including in connection with acquisitions, strategic collaborations or other transactions), to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

In addition, the price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that we expect to develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading price of the notes, or any common stock that holders receive upon conversion of the notes.

Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and the value of the notes and our ability to raise funds in new securities offerings.

Future sales of our common stock, the perception that such sales could occur or the availability for future sales of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock and the value of the notes prevailing from time to time and could impair our ability to raise capital through future offerings of equity or equity-related securities. In addition, we may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, satisfy our obligations upon the exercise of options or for other reasons.

Our common stock has experienced, and may continue to experience, price volatility.

The trading price of our common stock has been and may continue to be subject to large fluctuations and, therefore, the trading price of the notes may fluctuate significantly, which may result in losses to investors. Our stock price may increase or decrease in response to a number of events and factors, including:

•	trends in our industry and the markets in which we operate;

•	changes in the market price of the products we sell;

•	the results of ongoing or future litigation;

•	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

•	operating results that vary from the expectations of securities analysts and investors;

•	announcements by us or our competitors of significant contracts, acquisitions , strategic partnerships, joint ventures, financings or capital commitments;

•	changes in laws and regulations; and

•	general economic and competitive conditions.

This volatility may adversely affect the prices of our common stock and the notes regardless of our operating performance. The price of our common stock also may be adversely affected by the amount of common stock issuable upon conversion of the notes.

There may be adverse consequences to converting holders if we elect to settle all or any portion of our conversion obligation in cash (other than cash solely in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion.

If we elect to settle all or any portion of our conversion obligation in cash (other than cash solely in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, as described under “Description of the Notes—Conversion Rights—Payment Upon Conversion,” it may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity to the extent we settle a portion of our conversion obligation in cash;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Under the notes, if we elect to settle all or any portion of our conversion obligation in cash (other than cash solely in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, the amount of consideration that you will receive upon conversion of your notes is in part determined by reference to the daily VWAP (as defined herein) for each VWAP trading day of the relevant 30 VWAP trading day observation period. As described under “Description of Notes—Conversion Rights,” this period will occur after the date on which your notes are surrendered for conversion for all notes surrendered for conversion prior to the 35th scheduled trading day prior to maturity. Accordingly, if the price of our common stock decreases during this period, the amount of consideration you receive will be adversely affected. You may be similarly affected by conversions on or after the 35th scheduled trading day prior to maturity. In addition, if we elect to settle a portion, but less than all, of our conversion obligation in cash (other than cash solely in lieu of any fractional shares) or if we irrevocably elect net share settlement upon conversion, and the market price of our common stock at the end of such 30 VWAP trading day period is below the average of the daily VWAP during such period, the value of any shares of our common stock that you will receive in satisfaction or our conversion obligation will be less than the value used to determine the number of shares you will receive.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of the Notes—Conversion Rights—Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of stock or cash dividends on our common stock;

•	the issuance of certain rights or warrants;

•	certain subdivisions and combinations of our capital stock;

•	the distribution of capital stock, indebtedness or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of common stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our common stock. If we engage in any of these types of transactions, the value of the common stock into which your notes may be convertible may be diluted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate may occur.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost option time value of your notes as a result of that designated event.

If a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change. The amount of the increase in the conversion rate depends on the date when such make-whole fundamental change becomes effective and the applicable price described in this prospectus supplement. See “Description of the Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost option time value of your notes as a result of such designated event, the increase in the conversion rate is only an approximation of the lost value and may not adequately compensate you for the loss. In addition, you will not be entitled to an increased conversion rate if:

•	you convert your notes prior to the effective date of any make-whole fundamental change, and the make-whole fundamental change does not occur; or

•	the applicable price is greater than $350.00 per share or less than $61.75 per share (in each case, subject to adjustment).

Our obligation to increase the conversion rate as described above also could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies. In addition, we will not increase the conversion rate to an amount, subject to adjustment, that exceeds 16.1943 shares per $1,000 in original principal amount of notes.

We may not have the ability to pay interest on the notes, to purchase the notes upon a fundamental change or to pay any cash payment due upon conversion.

The notes bear cash interest semiannually at a rate of 2.00% per year, beginning June 15, 2008 and ending on December 15, 2013. In addition, beginning with the six-month interest period commencing December 15, 2013, we may have to pay additional contingent interest to holders of notes if the market price of the notes exceeds certain thresholds. On each of December 13, 2013, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032, or if a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, if we have made an irrevocable net share settlement election, then upon conversion of the notes we must pay at least the accreted principal portion in cash. We may not have sufficient funds to pay the interest, repurchase price or accreted principal portion when due. If we fail to pay interest on the notes, repurchase the notes or pay the cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of the Notes—Interest,” and “Description of the Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

You may not be able to convert your notes before September 15, 2037, and the value of the notes could be less than the value of the common stock into which your notes could otherwise be converted.

Prior to September 15, 2037, the notes are convertible only if specified conditions are met. These conditions may not be met. If these conditions for conversion are not met, you will not be able to convert your notes and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

We have made only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes contains only limited protections in the event of a change in control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our common stock but may not constitute a designated event that permits holders to require us to repurchase their notes. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

The definition of a fundamental change requiring us to repurchase the notes is limited and, therefore, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

The term “fundamental change” requiring us to repurchase the notes at your option is limited to specified corporate transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Conversion of the notes will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.

To the extent we issue any shares of our common stock upon conversion of the notes, the conversion of some or all of the notes will dilute the ownership interests of existing stockholders, including holders who have received shares of our common stock upon prior conversion of the notes. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our common stock.

The accounting for convertible debt securities is subject to uncertainty.

The accounting for convertible debt securities is subject to frequent scrutiny by the accounting regulatory bodies and is subject to change. We cannot predict if or when any such change could be made and any such change could have an adverse impact on our reported or future financial results. Any such impacts could adversely affect the trading prices of our common stock and the notes.

For example, the accounting method for net share settled convertible securities, which would include the notes, has been under review by the accounting regulatory bodies for some time. Under the current accounting rules, for the purpose of calculating diluted earnings per share, a net share settled convertible security meeting certain requirements is accounted for in a manner similar to nonconvertible debt, with the stated coupon constituting interest expense and any shares issuable upon conversion of the security being accounted for in a manner similar to the treasury stock method. The effect of this method is that the shares potentially issuable upon conversion of the securities are not included in the calculation of earnings per share until the conversion price is “in the money”, and the issuer is then assumed to issue the number of shares necessary to settle the conversion.

However, a proposal to change that accounting method has recently been made by the FASB. Under the proposal, cash settled convertible securities would be separated into their debt and equity components. The value assigned to the debt component would be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability would be recorded as additional paid-in capital. As a result, the debt would be recorded at a discount reflecting its below market coupon interest rate. The debt would subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This change in methodology will affect the calculations of net income and earnings per share for many issuers of cash settled convertible securities.

Implementation of this proposal is ongoing and we cannot predict the exact methodology that will be imposed, which may differ materially from the foregoing description, or when any change will be finally implemented.

If an active and liquid trading market for the notes does not develop, the market price of the notes may decline and you may be unable to sell your notes.

The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange. An active trading market may not develop for the notes. Even if a trading market for the notes develops, the market may not be liquid. If an active trading market does not develop, you may be unable to resell your notes or may only be able to sell them at a substantial discount.

An adverse rating of the notes may cause their trading price to fall.

If a rating agency rates the notes, it may assign a rating that is lower than expected. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

You should consider the U.S. federal income tax consequences of owning the notes.

Pursuant to the terms of the indenture governing the notes, we and every holder agree (in the absence of an administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as debt that are subject to the Treasury regulations governing contingent payment debt instruments, which we refer to as the contingent debt regulations.

The notes will be treated as issued with original issue discount for U.S. federal income tax purposes, and you will be required to include such tax original issue discount in your income as it accrues. The amount of tax original issue discount required to be included by you in income for each year generally will be in excess of the payments and accruals on the notes for non-tax purposes (i.e., in excess of the stated semi-annual regular interest payments and accruals and possibly in excess of any contingent interest payments) in that year.

You will recognize gain or loss on the sale, exchange, conversion, redemption or repurchase of a note in an amount equal to the difference between the amount realized, including the fair market value of any shares of our common stock received, and your adjusted tax basis in the note. Any gain recognized by you on the sale, exchange, conversion, redemption or repurchase of a debenture will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter will be treated as capital loss.

The conversion rate of the notes will be adjusted in certain circumstances. Under the Internal Revenue Code of 1986 and applicable Treasury regulations, adjustments that have the effect of increasing a U.S. holder’s interest in our assets or earnings and profits (such as a conversion rate adjustment in connection with a payment of dividends to our shareholders) may, in some circumstances, result in a deemed distribution to the U.S. holder. You should consult your tax advisor with respect to the U.S. federal income tax consequences and treatment of any conversion rate adjustments.

A discussion of the U.S. federal income tax consequences of ownership of the notes and our common stock is contained in this prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations.”

As a holder of notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock. You will have the rights with respect to our common stock only when we deliver shares of common stock, if any, to you upon conversion of your notes. For example, in the event that an amendment is proposed to our charter or by-laws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed to have received common stock, if any, upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock. In addition, because of the contingent conversion and net share settlement features of the notes, you may not be able to convert your notes until September 15, 2037, and you may not receive any shares upon conversion.

Provisions in the indenture for the notes, our stockholder rights plan, our charter documents and Delaware General Corporation Law may deter or prevent a business combination that may be favorable to you.

If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases increase the conversion rate for a holder that elects to convert its notes in connection with such designated event. In addition, the indenture for the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes. These and other provisions could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to you.

In addition, provisions of our charter documents could deter or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions include:

•	granting our board of directors the authority to issue “blank check” preferred stock without stockholder approval;

•	prohibiting cumulative voting in the election of our directors, which would permit less than a majority of stockholders to elect directors;

•	limiting our stockholders’ ability to call special meetings; and

•

requiring the approval of 80% of our outstanding common stock to amend our certificate of incorporation or to approve extraordinary transactions, if such transactions are not approved by a majority of our continuing directors which we define as (i) any member of our board of directors who is unaffiliated with a related person and was a member of our board of directors prior to the time any such person became a related person and (ii) any successor to such a continuing director who is not affiliated with any related person and is recommended to succeed a continuing director by a majority of the continuing directors then on the board of directors.

We have also established a rights agreement, also called a “poison pill.” Generally, our rights agreement permits our existing stockholders to purchase a large number of our shares at a substantial discount to the market price if a third party attempts to gain control of a sufficient equity position in us. Our rights agreement could have the effect of deterring or preventing a third party from acquiring us in a transaction that might be favorable to you.

In addition, Section 203 of the Delaware General Corporation Law generally prohibits us from engaging in any business combination with certain persons who own 15% or more of our outstanding voting stock or any of our associates or affiliates who at any time in the past three years have owned 15% or more of our outstanding voting stock. These provisions could adversely affect the price that investors are willing to pay for shares of our common stock and could prevent you from realizing any premium that stockholders may otherwise receive in connection with a corporate takeover.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference herein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “might,” “should,” “can,” “likely,” “could,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, successful integration of acquisitions, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and our operations.

We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including any risk factors contained in any prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause our actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	the impact and anticipated benefits of recently completed acquisitions and acquisitions we may complete in the future;

•	our goal of expanding our market positions;

•	the development of new competitive technologies and products;

•	regulatory approval and clearances for our products;

•	production schedules for our products;

•	the anticipated development of our markets and the success of our products in these markets;

•	the anticipated performance and benefits of our products;

•	business strategies;

•	dependence on significant or sole source suppliers;

•	our ability to maintain effective internal controls;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	compliance with covenants contained in our credit facility and long term leases;

•	anticipated trends relating to our financial condition or results of operations;

•	our capital resources and the adequacy thereof; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus or any prospectus supplement, and those detailed from time to time in our filings with the SEC.

You should read this prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering, after deducting the underwriters’ discounts and estimated offering expenses payable by us of approximately $33.5 million, will be approximately $1.47 billion (or approximately $1.69 billion if the underwriters exercise their option to purchase additional notes in full).

We intend to use the net proceeds to repay the principal outstanding under our Term Loan X and the principal outstanding under our senior secured tranche B2 term loan facility, which we refer to as the “Term Loan B2.” As of November 30, 2007, $1.1 billion of principal was outstanding under the Term Loan X and $250 million of principal was outstanding under the Term Loan B2. The Term Loan X currently bears interest at a rate of 6.51750% and matures on April 22, 2009. The Term Loan B2 currently bears interest at a rate of 7.26750% and matures on March 31, 2013. All excess net proceeds resulting from the offering, including net proceeds that we receive if the Underwriters exercise their option to purchase additional notes, will be used to repay pro rata, a portion of our $600 million Term Loan A and $250 million Term Loan B1. The Term Loan B1 has a current interest rate of 7.26750% and matures on March 31, 2013. The Term Loan A has a current interest rate of 7.0175% and matures on September 30, 2012.

In October, 2007, we entered into our current $2.55 billion credit facility and borrowed $2.35 billion under this credit facility. This credit facility replaced our previous $150 million revolving credit facility. The net proceeds of our credit facility were used primarily to pay the cash consideration of our business combination with Cytyc Corporation and to pay fees, commissions and expenses incurred by us in connection with the business combination with Cytyc and the credit facility.

Affiliates of one or more of the underwriters in this offering are lenders under our credit facility and will receive a portion of the net proceeds from this offering that are applied to repay borrowings under our credit facility.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is traded on the Nasdaq Global Select Market under the symbol “HOLX.” We began trading on the Nasdaq Global Select Market on July 3, 2006, and prior to that traded on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock, as reported by the Nasdaq Global Select Market and the Nasdaq National Market. This stock price information has been adjusted to give effect for the stock split effected on November 30, 2005.

Fiscal Year Ended September 30, 2006	High	Low
First Quarter	$40.01	$24.52
Second Quarter	55.61	35.26
Third Quarter	56.71	35.36
Fourth Quarter	50.70	38.07

Fiscal Year Ended September 29, 2007	High	Low
First Quarter	$52.34	$41.94
Second Quarter	60.24	45.88
Third Quarter	63.18	50.96
Fourth Quarter	62.53	47.51

Fiscal Year 2008	High	Low
First Quarter (through December 4, 2007)	$69.23	$58.79

Number of Holders.    On December 4, 2007, the last quoted price per share of our common stock on the Nasdaq Global Select Market was $61.75. As of November 29, 2007, there were approximately 1,615 holders of record of our common stock, including multiple beneficial holders at depositaries, banks and brokers listed as a single holder in the street name of each respective depositary, bank or broker.

Dividend Policy.    We have never declared or paid cash dividends on our capital stock and do not plan to pay any cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance future growth. In addition, our $2.55 billion credit facility prohibits us from declaring or paying any cash dividends.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges on a historical basis for each of the periods indicated. We had no preferred stock outstanding for the periods presented in the table. Accordingly, the ratio of earnings combined fixed charges and preference dividends is the same as the ratio of earnings to fixed charges. The ratio of earnings to fixed charges is unaudited for all periods presented. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income plus the provision for income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimate of the interest portion of rental expense.

A proposed change to the accounting method for this type of convertible security has been made by the FASB. Under the proposal, cash settled convertible securities would be separated into their debt and equity components. The value assigned to the debt component would be the estimated fair value, as of the issuance date, of a similar debt instrument without the conversion feature, and the difference between the proceeds for the convertible debt and the amount reflected as a debt liability would be recorded as additional paid-in capital. As a result, the debt would be recorded at a discount reflecting its below market coupon interest rate. The debt would subsequently be accreted to its par value over its expected life, with the rate of interest that reflects the market rate at issuance being reflected on the income statement. This proposed change in methodology, if and when adopted, would affect the ratio of earnings to fixed charges as presented below. See “Risk Factors—Risks Related to the Offering—The accounting for convertible debt securities is subject to uncertainty” for further discussion.

	As Adjusted Supplemental Pro Forma Twelve Months Ended September 29, 2007		Supplemental Pro Forma Twelve Months Ended September 29, 2007		Fiscal Year Ended
					September 29, 2007	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003
Ratio of earnings to fixed charges	2.5X	(1)	1.5X	(2)	25.5X	13.6X	11.3X	4.8X	1.9X

(1)	The as adjusted supplemental pro forma information reflects the supplemental pro forma information referred to in note (2) below, as adjusted to reflect the issuance of $1,500,000,000 principal face amount of the Notes and related interest expense thereunder and the application of the net proceeds from this offering to reduce the principal amount outstanding and related interest expense under our existing credit facility. The as adjusted supplemental pro forma information excludes an estimated charge related to the additional interest expense expected to be incurred in connection with the write-off of the capitalized deferred financing costs related to the amounts outstanding under the Company’s October 22, 2007 credit facility that are expected to be repaid with net proceeds from this offering.

(2)	The supplemental pro forma information is adjusted to give pro forma effect to our business combination with Cytyc Corporation, which was completed on October 22, 2007, as reflected in the pro forma financial information included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 30, 2007. The pro forma earnings used in this supplemental pro forma calculation exclude certain amounts resulting from the merger because Hologic considers them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months of the merger. These amounts include the estimated charge of approximately $368,200,000 of acquired in-process research and development, the cost of revenue impact of the write-up of inventory to fair value of $42,000,000, approximately $1,800,000 related to the change in control payment for a certain executive officer of Hologic and the reduction of deferred revenue of $900,000 for amounts that would not represent a legal obligation at the close of the merger. The pro forma earnings also exclude estimated charges related to change of control payments of approximately $18,550,000 and stock based compensation expenses for the acceleration of vesting of outstanding stock options for certain members of Cytyc’s executive management, as such charges were recorded by Cytyc in the period that the merger was completed and a charge of $89,500,000 for acquired in-process research and development related to Cytyc’s acquisition of Adeza and Adiana in March 2007.

DESCRIPTION OF THE NOTES

We will issue $1,500,000,000 in aggregate principal amount of our 2.00% convertible senior notes due 2037 (the “notes”). We will issue the notes under a base indenture to be dated as of December 10, 2007, between us and Wilmington Trust Company, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes. In this section, we refer to the base indenture, as supplemented by the supplemental indenture, as the “indenture.” The terms of the notes include those expressly set forth in the indenture and the notes and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture (including the forms of notes contained therein) because it, and not this description, defines your rights as a holder of the notes. The following description supplements, and supercedes to the extent it is inconsistent with, the statements under “Description of Debt Securities” in the accompanying prospectus. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Hologic, Inc. and not to its subsidiaries.

General

The notes:

•	will be:

•	our general unsecured obligations;

•	equal in right of payment to all of our other unsubordinated, unsecured indebtedness;

•	senior in right of payment to all indebtedness that is contractually subordinated to the notes;

•	structurally subordinated to the existing and future claims of our subsidiaries’ creditors, including trade creditors;

•	effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	limited to an aggregate original principal amount of $1,500,000,000 ($1,725,000,000 if the underwriters exercise their over-allotment option in full) except as set forth below;

•

will be subject to optional repurchase by us at your request on specified dates (as described under “—Repurchase at the Option of the Holder—Optional Put”) or under certain circumstances (as described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes,”) and to redemption by us at our option beginning on specified dates (as described under “—Optional Redemption by the Company”);

•	will mature on December 15, 2037, unless earlier converted, repurchased or redeemed;

•	will be issued in denominations of $1,000 original principal amount and integral multiples of $1,000 above that amount;

•

will initially be represented by one or more registered notes in global form, but in certain limited circumstances described under the heading “—Global Notes, Book-Entry Form” below may be represented by notes in definitive form;

•

will bear interest at a rate of 2.00% per year, payable semi-annually in arrears in cash on June 15 and December 15 of each year, beginning on June 15, 2008 and ending on December 15, 2013, as described under “—Interest, Accretion;”

•	will accrete principal from December 15, 2013 as described under “—Interest, Accretion;” and

•	will bear contingent interest, if any, beginning with the six-month interest period commencing December 15, 2013 in the circumstances described below under “—Contingent Interest.”

The notes will be our senior unsecured obligations and will rank equally with all of our existing and future senior debt and senior to all of our future subordinated debt. The notes will be structurally subordinated to all existing and future liabilities of our subsidiaries and will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the collateral securing that debt. As of September 30, 2007, pro forma for our merger with Cytyc, the related financings, this offering and the anticipated application of the net proceeds of this offering, we had approximately $2.39 billion in outstanding indebtedness, approximately $895 million of which was secured indebtedness, and the aggregate amount of liabilities of our subsidiaries was approximately $2.13 billion, including indebtedness of our subsidiaries, indebtedness guaranteed by our subsidiaries, deferred income tax liabilities, accrued expenses, and trade and other payables, but excluding intercompany liabilities. If the underwriters exercise their option to purchase additional notes in full, we estimate that both our secured indebtedness and the liabilities of our subsidiaries will be reduced by approximately $221 million.

The indenture does not restrict us or our subsidiaries from incurring additional debt or other liabilities, including secured debt. Our subsidiaries will not guarantee any of our obligations under the notes. See “Risk Factors—Risks Related to the Offering—The notes are unsecured and, therefore, will be effectively subordinated to any secured debt we may incur, and are effectively subordinated to all liabilities of our subsidiaries.”

Subject to the satisfaction of certain conditions and during the periods described below, the notes may be converted into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect) at an initial conversion rate of 12.9555 shares of common stock per $1,000 in original principal amount of notes (equivalent to an initial conversion price of approximately $77.1875 per share of common stock). The conversion rate is subject to adjustment if certain events described below occur. However, the conversion rate will not be adjusted for accrued interest or accreted principal in excess of the original $1,000 principal amount. At any time on or prior to the 35th “scheduled trading day” (as defined below) prior to the maturity date of the notes, we may irrevocably elect the net share settlement of the notes. See “—Conversion Rights—Payment upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the “conversion date” (as defined below), except under the limited circumstances described below.

We use the term “note” in this prospectus supplement to refer to each $1,000 in original principal amount of notes.

We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes are issued pursuant to a “qualified reopening” for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders.

The registered holder of a note will be treated as the owner of it for all purposes.

Other than the restrictions described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “—Conversion Rights—Conversion upon Specified Corporate Events” and “—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders. See “Risk Factors—Risks Related to the Offering.”

No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

If we have made the “net share settlement election” (as defined below), the indenture requires us to either settle conversions of the notes entirely in cash or to pay the applicable specified dollar amount (which will be at least the accreted principal amount for each note) in cash, as applicable. In addition, we may be required to repurchase the notes for cash at a price equal to 100% of the accreted principal amount thereof, plus accrued and unpaid interest, if any, upon the occurrence of a “fundamental change” (as defined below) or at your request, as described below under “—Repurchase at the Option of the Holder.” Our current and future debt or other agreements may restrict our ability to pay cash upon conversion or in connection with the repurchase of notes upon a fundamental change. Our failure to pay in cash upon conversions of the notes when required or to repurchase the notes following a fundamental change would result in an event of default with respect to the notes. See “Risk Factors—Risks Related to the Offering—We may not have the cash necessary to pay interest on the notes to settle conversions of the notes (if we have made the net share settlement election) or to repurchase the notes upon a fundamental change.”

Payments on the Notes; Paying Agent and Registrar

We will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

We will pay the principal of certificated notes, if any, at the office or agency designated by us. We have initially designated the trustee as our paying agent and registrar and a corporate trust office of the trustee as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate original principal amount of $5.0 million or less, by check mailed to the holders of such notes and (ii) to holders having an aggregate original principal amount of more than $5.0 million, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion.

Interest; Accretion

The notes will bear interest at a rate of 2.00% per year from the date of original issuance, expected to be December 10, 2007, or from the most recent date to which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2008 and ending December 15, 2013. We will not pay cash interest on the notes after December 15, 2013 (except contingent interest, if any). Commencing on December 15, 2013, the principal amount of the notes will accrete at a rate that provides holders with an aggregate annual yield to maturity of 2.00% per year (computed on a semi-annual bond-equivalent basis). When we refer in this description of the notes to the “accreted principal amount” of the notes, we mean the initial principal amount at any time prior to December 15, 2013, and the principal amount as adjusted upwards for accretion at any time on or after December 15, 2013.

The following table sets forth the accreted principal amounts for the notes as of the specified dates during the period from December 15, 2013 through the maturity date:

Date	Accreted Principal Amount
December 15, 2013	$1,000.00
June 15, 2014	$1,010.00
December 15, 2014	$1,020.10
June 15, 2015	$1,030.30
December 15, 2015	$1,040.60
June 15, 2016	$1,051.01
December 15, 2016	$1,061.52
June 15, 2017	$1,072.14
December 15, 2017	$1,082.86
June 15, 2018	$1,093.69
December 15, 2018	$1,104.62
June 15, 2019	$1,115.67
December 15, 2019	$1,126.83
June 15, 2020	$1,138.09
December 15, 2020	$1,149.47
June 15, 2021	$1,160.97
December 15, 2021	$1,172.58
June 15, 2022	$1,184.30
December 15, 2022	$1,196.15
June 15, 2023	$1,208.11
December 15, 2023	$1,220.19
June 15, 2024	$1,232.39
December 15, 2024	$1,244.72
June 15, 2025	$1,257.16
December 15, 2025	$1,269.73
June 15, 2026	$1,282.43
December 15, 2026	$1,295.26
June 15, 2027	$1,308.21
December 15, 2027	$1,321.29
June 15, 2028	$1,334.50
December 15, 2028	$1,347.85
June 15, 2029	$1,361.33
December 15, 2029	$1,374.94
June 15, 2030	$1,388.69
December 15, 2030	$1,402.58
June 15, 2031	$1,416.60
December 15, 2031	$1,430.77
June 15, 2032	$1,445.08
December 15, 2032	$1,459.53
June 15, 2033	$1,474.12
December 15, 2033	$1,488.86
June 15, 2034	$1,503.75
December 15, 2034	$1,518.79
June 15, 2035	$1,533.98
December 15, 2035	$1,549.32
June 15, 2036	$1,564.81
December 15, 2036	$1,580.46
June 15, 2037	$1,596.26
December 15, 2037	$1,612.23

The accreted principal amount of a note between the dates listed above will include an amount reflecting the additional principal accretion that has accrued as of such date since the immediately preceding date in the table.

Interest will be paid to the person in whose name a note is registered at the close of business on the June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Unless otherwise stated, references to interest in this “Description of Notes” include contingent interest (as described below under “—Contingent Interest”), if any.

Contingent Interest

Beginning with the six-month interest period commencing December 15, 2013, we will pay contingent interest during any six-month interest period to the holders of the notes if the “trading price” (as defined below) of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period equals or exceeds 120% of the accreted principal amount of the notes.

During any six-month period when contingent interest shall be payable with respect to the notes, the contingent interest payable per $1,000 original principal amount of the notes will equal 0.40% of the average trading price of $1,000 original principal amount of the notes, during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

“Trading price” for purposes of determining average note value with respect to the notes shall have the meaning set forth under “—Conversion Rights—Conversion Upon Satisfaction of Trading Price Condition,” except that, for purposes of determining the trading price for the contingent interest provisions only, if two bids cannot reasonably be obtained for $2.0 million original principal amount of the notes from nationally recognized securities dealers that we have selected, but one such bid can reasonably be obtained, this one bid shall be used. If at least one bid cannot reasonably be obtained for $2.0 million original principal amount of the notes from a nationally recognized securities dealer or in our reasonable judgment the bid quotations are not indicative of the secondary market value of the notes, then the trading price of the notes will be deemed to equal the product of:

•	the conversion rate then in effect; and

•	the average closing sale price of our common stock over the five trading-day period ending on such determination date.

We will notify holders upon a determination that they will be entitled to receive contingent interest during a six-month interest period.

The indenture provides that by accepting a note, each holder agrees, for U.S. federal income tax purposes, to treat the notes as “contingent payment debt instruments” and to be bound by our application of the Treasury regulations that govern contingent payment debt instruments, including our determination that the rate at which interest will be deemed to accrue for U.S. federal income tax purposes will be 9.125%, compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the notes. See “Certain U.S. Federal Income Tax Considerations.”

Conversion Rights

General

Upon the occurrence of any of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events,” holders may convert their notes, in whole or in part, into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect, as described below under “—Payment upon Conversion”) at an initial conversion rate of 12.9555 shares of common stock per $1,000 in original principal amount of notes, which is equivalent to an initial conversion price of approximately $77.1875 per share of common stock, at any time prior to the close of business on the “scheduled trading day” (as defined below) immediately preceding September 15, 2037. On and after September 15, 2037, at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date of the notes, holders may convert their notes regardless of the conditions described under the headings “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion Based on Common Stock Price” and “—Conversion upon Specified Corporate Events.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading or, if our common stock is not listed or admitted for trading on any exchange or market, a business day.

The conversion rate and the equivalent conversion price for the notes in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The conversion price at any given time will be computed by dividing $1,000 by the applicable conversion rate at such time. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 in original principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a regular record date and the interest payment date to which it relates. Our settlement of conversions as described below under “—Payment upon Conversion” will be deemed to satisfy our obligation to pay:

•	the accreted principal amount of the note; and

•	accrued and unpaid interest on the note to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date and accreted principal in excess of the original $1,000 principal amount will each be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a record date, holders of such notes at 5:00 p.m., New York City time, on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted, except that no such payment need be made:

•	if we have specified a “fundamental change repurchase date” (as defined below) that is after a record date and on or prior to the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest remains unpaid at the time of conversion with respect to such notes.

We will not be required to convert any notes that are surrendered for conversion without payment of interest as required by this paragraph. The conversion rate will not be adjusted for accrued and unpaid interest or accreted principal in excess of the original $1,000 principal amount.

Upon conversion, we will deliver shares of our common stock (or cash or a combination of cash and shares of our common stock, if we so elect), as described under “—Payment upon Conversion” below.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will be required to pay that tax.

Conversion upon Satisfaction of Trading Price Condition

Prior to September 15, 2037, a holder may surrender notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 in original principal amount of the notes for each day of the measurement period was less than 98% of the product of the “last reported sale price” (as defined below) of our common stock and the applicable conversion rate for the notes for such date, as determined by the trustee and subject to compliance with the procedures and conditions described below concerning the trustee’s obligation to make such determination (the “trading price condition”).

The trustee will have no obligation to determine the trading price of the notes unless we have requested such determination; and we will have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 in original principal amount of the notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we will instruct the trustee to determine the trading price of the notes in the manner described below beginning on the next trading day and on each successive trading day until the trading price per $1,000 in original principal amount of such notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not, when we are obligated to, make a request to the trustee to determine the trading price of the notes, or if we make such request to the trustee and the trustee does not make such determination, then the trading price per $1,000 in original principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

If the trading price condition has been met, we will so notify the holders of the notes. If, at any time after the trading price condition has been met, the trading price per $1,000 in original principal amount of the notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders of the notes.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2.0 million in original principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select, which may include any or all of the underwriters; provided that if three such bids cannot reasonably be provided to the trustee, but two such bids are obtained, then the average of the two bids will be used, and if only one such bid is obtained, that one bid will be used. If at least one bid for $2.0 million in original principal amount of the notes cannot reasonably be obtained, then the trading price per $1,000 in original principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. Any such determination will be conclusive absent manifest error.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms, which may include any or all of the underwriters, selected by us for this purpose. Any such determination will be conclusive absent manifest error.

“Trading day” means a day during which (i) trading in our common stock generally occurs and (ii) there is no “market disruption event” (as defined below).

“Market disruption event” means the occurrence or existence on any scheduled trading day for our common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits imposed by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock, and such suspension or limitation occurs or exists at any time within the 30 minutes prior to the closing time of the relevant exchange on such day.

Conversion Based On Common Stock Price

Prior to September 15, 2037, a holder may surrender its notes for conversion during any calendar quarter after the calendar quarter ending December 31, 2007 (and only during such calendar quarter), if the last reported sale price of our common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect for the notes on the last trading day of the immediately preceding calendar quarter.

Conversion upon Specified Corporate Events

If we elect to:

•

distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days after the date of the distribution to subscribe for or purchase shares of our common stock at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•

distribute to all or substantially all holders of our common stock our assets (including cash), debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes and the trustee at least 35 scheduled trading days prior to the “ex-date” (as defined below) for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-date for such distribution or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The

“ex-date” means the first date on which the shares of our common stock trade on the relevant exchange or in the relevant market, regular way, without the right to receive the distribution in question. Holders of the notes may not exercise this right if they may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

If an event constituting a fundamental change occurs, we will notify holders and the trustee of the occurrence of any such event on or before the date such event occurs or becomes effective or, if later, within two business days after the date we become aware of such occurrence or effectiveness. Once we have given such notice, a holder may surrender notes for conversion at any time from the effective date of such event until (i) the fundamental change repurchase date corresponding to such event or (ii) if there is no such fundamental change repurchase date, 30 scheduled trading days following the effective date of such event. In addition, if a “make-whole fundamental change” (as defined below) occurs, a holder may be entitled to receive an increase in the conversion rate in the form of “additional shares” (as defined below) upon any conversion as described below under “—Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change.”

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization, reclassification, binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which our common stock would be converted into cash, securities and/or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning on the effective date of such transaction and ending on the 30th scheduled trading day following the effective date of such transaction. We will notify holders and the trustee at least 10 scheduled trading days prior to the anticipated effective date of any such transaction.

Conversion Upon Redemption

If we call your notes for redemption, you will have the right to convert your notes called for redemption until 5:00 p.m., New York City time, on the business day preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, such holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

Payment upon Conversion

In lieu of delivery of shares of our common stock in satisfaction of our obligation upon conversion of notes, we may elect to deliver cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform the holders so converting through the trustee of the method we choose to satisfy our obligation upon conversion of the notes no later than the second business day immediately following the related conversion date.

At any time prior to the 35th scheduled trading day prior to the maturity date of the notes, we may deliver a one-time notice to the holders of the notes designating the settlement method for all conversions that occur on or after the 35th scheduled trading day prior to maturity (and, if we have made the net share settlement election, such notice will include the “specified dollar amount” (as defined below)). If we do not deliver such notice and we have not made a net share settlement election with respect to the notes, then we will settle all such conversions of such notes in shares of our common stock. If we do not deliver such notice and we have made the net share settlement election, the specified dollar amount for all such conversions will be the accreted principal amount of such notes as of the maturity date of such notes.

If we choose to satisfy any portion of our conversion obligation in cash, we will specify in our notice to holders the amount to be satisfied in cash as a fixed dollar amount. We will treat all holders of notes converting on the same trading day in the same manner. Except for all conversions that occur on or after the 35th scheduled trading day prior to maturity of the notes or, if earlier, after we make the net share settlement election, we will not have any obligation to settle our conversion obligations arising on different trading days in the same manner. That is, we may choose on one trading day to settle in shares of our common stock only and choose on another trading day to settle in cash or a combination of cash and shares of our common stock.

The settlement amount will be computed as follows:

(1) If we elect to satisfy the entire conversion obligation in common stock, we will deliver shares of our common stock to the holder of the notes on the third business day after the relevant conversion date. In that case we will deliver to the holder of the notes a number of shares of our common stock equal to (i) (A) the aggregate original principal amount of notes to be converted, divided by (B) 1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date.

(2) If we elect to satisfy the entire conversion obligation in cash, we will deliver to the holder, for each $1,000 original principal amount of the notes to be converted, on the third business day immediately following the last day of the related “observation period” (as defined below), cash in an amount equal to the sum of the “daily conversion values” (as defined below) for each of the 30 “VWAP trading days” (as defined below) during the related observation period.

(3) If we elect to satisfy the conversion obligation in a combination of cash and common stock, the notice that we deliver to holders regarding our chosen method of settlement will specify a dollar amount of cash to be delivered per $1,000 original principal amount of notes (the “specified dollar amount”). We will settle each $1,000 in original principal amount of notes being converted by delivering, on the third business day immediately following the last day of the related observation period, cash and shares of our common stock, if any, equal to the sum of the “daily settlement amounts” (as defined below) for each of the 30 VWAP trading days during the related observation period.

At any time prior to the 35th scheduled trading day prior to the maturity date of the notes, we may irrevocably elect (the “net share settlement election”) to settle conversions of the notes in either (i) the manner described in clause (2) above or (ii) the manner described in clause (3) above. In the event we have made the net share settlement election and elect to settle conversions of the notes in the manner set forth in clause (3) above, the specified dollar amount applicable to all conversions of such notes will be at least the accreted principal amount of such notes as of the conversion date, except that the specified dollar amount applicable to all conversions of such notes converted on or after the 35th scheduled trading day prior to maturity will be at least the accreted principal amount of such notes as of the maturity date. The net share settlement election is in our sole discretion and does not require the consent of the holders of the notes. Upon making the net share settlement election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

It is our current intent and policy to settle any conversion of the notes as if we had elected to make the net share settlement election in the manner set forth in clause (3) above.

The “daily settlement amount” for each of the 30 VWAP trading days during the observation period means:

•	an amount of cash equal to the lesser of (x) the quotient of the specified dollar amount and 30 and (y) the daily conversion value relating to such VWAP trading day (the “daily cash amount”); and

•

if such daily conversion value exceeds the daily cash amount, a number of shares of our common stock (the “deliverable shares”) equal to (i) the difference between such daily conversion value and the daily cash amount divided by (ii) the “daily VWAP” (as defined below) of our common stock for such VWAP trading day.

The “observation period” with respect to any note means:

•

with respect to any conversion date occurring on or after the 35th scheduled trading day prior to the maturity date of the notes, the 30 consecutive VWAP trading day period beginning on, and including, the 32nd scheduled trading day prior to the maturity date (or if such day is not a VWAP trading day, the next succeeding VWAP trading day) (the “final observation period”); and

•	in all other instances, the 30 consecutive VWAP trading day period beginning on and including the third VWAP trading day after the conversion date.

The “daily conversion value” means for each of the 30 consecutive VWAP trading days during the observation period, 1/30th of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock, or the consideration into which our common stock has been converted in connection with certain corporate transactions, on such VWAP trading day. Any determination of the daily conversion value by us will be conclusive absent manifest error.

The “daily VWAP” of our common stock means, for any VWAP trading day, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page HOLX.Q <equity> AQR (or any equivalent successor page) in respect of the period from 9:30 a.m. to

4:00 p.m., New York City time, on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (i) trading in our common stock generally occurs during the regular trading session on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no “VWAP market disruption event” (as defined below). If our common stock is not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (i) a failure by the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits imposed by the stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Notwithstanding the foregoing, we will deliver cash in lieu of any fractional shares of our common stock deliverable upon conversion based on the daily VWAP on (i) the last VWAP trading day of the applicable observation period in the case of conversions following our net share settlement election or conversions settled with a combination of cash and common stock and (ii) the conversion date (or, if the conversion date is not on a trading day, the next following trading day) if we elect to settle in common stock only.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, the shares of our common stock and/or cash which would otherwise be due upon conversion as described above under “—Payment upon Conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the method of settlement we have elected with respect to such conversion and the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (as a result of holding the notes, and at the same time as common stockholders participate) in any of the transactions described below as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holders, without having to convert their notes.

Adjustment Events

(1) If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x OS’
OS0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

CR’ = the conversion rate in effect immediately after the close of business on the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such dividend or distribution or the effective date of such share split or combination, as the case may be; and

OS’ = the number of shares of our common stock that will be outstanding as of the “ex-date” for such dividend or distribution and immediately after giving effect to such dividend or distribution or immediately after the effective date of such share split or combination, as the case may be.

(2) If we distribute to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 days after the “ex-date” of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the last reported sale price of our common stock on the trading day immediately preceding the declaration date of such distribution, the conversion rate will be adjusted based on the following formula; provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration:

CR’ = CR0 x	(OS0 + X)
(OS0 + Y)

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the “ex-date” for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the “ex-date” for such distribution;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the daily VWAP of our common stock over the 10 consecutive VWAP trading day period ending on the VWAP trading day immediately preceding the “ex-date” for such distribution.

(3) If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends or distributions referred to in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•	spin-offs described below in this clause (3);

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the “ex-date” for such distribution;

SP0 = the average of the daily VWAP of our common stock over the 10 consecutive VWAP trading day period ending on the VWAP trading day immediately preceding the “ex-date” for such distribution; and

FMV = the fair market value as determined by our board of directors or a committee thereof of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the “ex-date” for such distribution.

With respect to an adjustment pursuant to the preceding paragraph where there has been a payment of a dividend or other distribution on our common stock in shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following the effective date of the spin-off;

CR’ = the conversion rate in effect immediately after the close of business on the 10th trading day immediately following the effective date of the spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive VWAP trading day period immediately following, and including, the effective date of the spin-off; and

MP0 = the average of the daily VWAP of our common stock over the first 10 consecutive VWAP trading day period immediately following, and including, the effective date of the spin-off.

The adjustment to the conversion rate under this clause (3) will occur on the 10th trading day from, and including, the effective date of the spin-off; provided that for any conversion within the 10 trading days immediately following, and including, the effective date of any spin-off, the conversion rate shall be adjusted based on the number of trading days between the effective date of such spin-off and the conversion date.

(4) If we pay any cash dividends or distributions to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the close of business on the “ex-date” for such distribution;

CR’ = the conversion rate in effect immediately after the close of business on the “ex-date” for such distribution;

SP0 = the average of the daily VWAP of our common stock for the 10 consecutive VWAP trading day period immediately preceding the “ex-date” for such distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5) If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the daily VWAP of our common stock on the VWAP trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where,

CR0 = the conversion rate in effect on the date such tender or exchange offer expires;

CR’ = the conversion rate in effect on the day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration as determined by our board of directors or a committee thereof paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ = the last reported sale price of our common stock on the trading day next succeeding the date such tender or exchange offer expires.

If the application of any of the foregoing formulas (other than in respect of a share combination) would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

If the effective date of any adjustment event occurs during an observation period for any notes, then we will make proportional adjustments to the number of deliverable shares for each VWAP trading day during the portion of the observation period preceding the effective date of such adjustment event.

Events that Will Not Result in Adjustments.    Except as described in this section or in “—Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change” below, we will not adjust the conversion rate. Without limiting the foregoing, the applicable conversion rate will not be adjusted:

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase or acquire those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock;

•	for accrued and unpaid interest;

•	for accreted principal in excess of the original $1,000 principal amount; or

•	as a result of a tender offer solely to holders of fewer than 100 shares of our common stock.

Treatment of Reference Property. In the event of:

•	any fundamental change described in clause (2) of the definition thereof;

•	any reclassification of our common stock;

•	a consolidation, binding share exchange, recapitalization, reclassification, merger, combination or other similar event; or

•	a sale or conveyance to another person of all or substantially all of our property and assets,

in which holders of our outstanding common stock would be entitled to receive cash, securities or other property for their shares of common stock, you will be entitled thereafter to convert your notes into the same type (in the same proportions) of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the applicable conversion rate in effect immediately prior to these events (the “reference property”), subject to our right to elect to settle conversions, in whole or in part, in shares of common stock, cash or a combination of cash and shares of our common stock. However, if we make the net share settlement election, upon conversion, you will receive reference property as follows:

•	either (i) all cash or (ii) cash up to the specified dollar amount; and

•	in lieu of the shares of our common stock otherwise deliverable, reference property.

The amount of consideration, and, consequently, reference property, you receive upon conversion will be based on the daily conversion values of reference property and the applicable conversion rate, as described above.

For purposes of the foregoing, the type and amount of consideration that a holder of our common stock would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common stock to be converted into the right to receive more than a single type of consideration determined, based in part upon any form of stockholder election, will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election or (ii) if no holders of our common stock affirmatively make such an election, the types and amount of consideration actually received by such holders.

Treatment of Rights.    To the extent that we have a rights plan in effect upon conversion of the notes into common stock and the rights have not separated from our common stock, you will receive, in addition to the common stock, the rights under the rights plan. If prior to any conversion, the rights have separated from the common stock, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, subject to readjustment in the event of the expiration, termination or redemption of such rights. We currently have a rights plan. See “Description of Capital Stock—Certain Anti-Takeover Provisions in our Certificate of Incorporation, Bylaws, Rights Plan and Delaware General Corporation Law—Rights Plan” in the accompanying prospectus. If our existing rights plan terminates, no adjustment in the conversion rate will be required upon issuance of rights under any replacement plan.

Voluntary Increases of Conversion Rate.    We are permitted, to the extent permitted by law and the rules of the NASDAQ Global Select Market or any other securities exchange on which our common stock is then listed, to increase the conversion rate of the notes by any amount for a period of at least 20 business days, if our board of directors determines that such increase would be in our best interest. If we make such determination, it will be conclusive and we will notify the holders of the notes and the trustee of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect, in accordance with applicable law. We may also, but are not required to, increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares or rights to acquire shares or similar event.

Tax Effect.    For a discussion of the U.S. federal income and withholding tax treatment of an adjustment to the conversion rate, see “Certain U.S. Federal Income Tax Considerations.”

No adjustment in the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% in the conversion rate. If the adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then we will carry forward any such adjustments and apply such adjustments to any notes that are converted upon such conversion.

Adjustment to Shares Delivered upon Conversion upon Make-whole Fundamental Change

If you elect to convert your notes in connection with a “make-whole fundamental change” (as defined below), the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. A “make-whole fundamental change” means any transaction or event that occurs prior to December 15, 2013 and that constitutes a fundamental change pursuant to clauses (1), (2) or (4) under the definition of fundamental change as described below under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes;” provided, however, that no increase will be made in the case of a transaction constituting a fundamental change described in clauses (1) or (2) of such definition where 90% or more of the consideration for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in such transaction consists of shares of common stock or American Depositary Receipts in respect of shares of common stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions the notes become convertible (to the extent otherwise convertible into shares of our common stock) into such shares of such common stock or such American Depositary Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above. A conversion shall be deemed to be in connection with a make-whole fundamental change if such conversion occurs on or after the effective date of such make-whole fundamental change until the related fundamental change repurchase date or, if there is no such fundamental change repurchase date, 30 scheduled trading days following the occurrence or effective date of such fundamental change, but in no event later than the second scheduled trading day prior to maturity of the notes. We will notify holders and the trustee of the occurrence of any such make-whole fundamental change on the effective date of such transaction.

The number of additional shares by which the conversion rate will be increased in the event of a make-whole fundamental change will be determined by reference to the table below, based on the date on which such make-whole fundamental change occurs or becomes effective (the “make-whole reference date”) and the price (the “stock price”) per share of our common stock at the time of such make-whole fundamental change; provided that, for purposes of determining the number of additional shares, the “make-whole reference date” of a transaction described in clause (1) or (2) of the definition of “fundamental change” shall be deemed to be the earlier of (x) the date on which such transaction occurs or becomes effective and (y) the date of the first public announcement of such transaction by us or the counterparty to the transaction. If holders of our common stock receive only cash consideration for their shares of common stock in connection with a make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the daily VWAP of our common stock over the 10 VWAP trading day period ending on the trading day immediately preceding the effective date of such make-whole fundamental change.

The stock prices set forth in the first row of the table below (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the applicable conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the applicable conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the hypothetical stock prices and the number of additional shares by which the conversion rate for the notes will be increased per $1,000 in original principal amount of notes in the event of a make-whole fundamental change.

	Stock Price
Make-Whole Reference Date	$61.75	$62.00	$63.00	$65.00	$67.50	$70.00	$72.50	$75.00	$80.00	$90.00	$100.00	$125.00	$150.00	$200.00	$350.00
December 4, 2007	3.2388	3.2170	3.1129	2.9185	2.6992	2.5029	2.3267	2.1681	1.8954	1.4845	1.1962	0.7672	0.5419	0.3172	0.0832
December 15, 2008	3.2374	3.2086	3.0969	2.8890	2.6553	2.4472	2.2612	2.0946	1.8104	1.3889	1.0998	0.6850	0.4777	0.2804	0.0838
December 15, 2009	3.1557	3.1251	3.0062	2.7858	2.5392	2.3206	2.1265	1.9538	1.6623	1.2390	0.9576	0.5735	0.3938	0.2316	0.0779
December 15, 2010	3.0845	3.0510	2.9211	2.6809	2.4139	2.1791	1.9722	1.7898	1.4858	1.0577	0.7858	0.4418	0.2967	0.1745	0.0574
December 15, 2011	3.0288	2.9908	2.8438	2.5732	2.2744	2.0142	1.7876	1.5901	1.2680	0.8354	0.5810	0.2981	0.1980	0.1204	0.0414
December 15, 2012	2.9840	2.9378	2.7596	2.4330	2.0757	1.7691	1.5071	1.2841	0.9353	0.5135	0.3070	0.1387	0.0972	0.0634	0.0230
December 15, 2013	3.2388	3.1735	2.9175	2.4291	1.8593	1.3302	0.8376	0.3778	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and make-whole reference dates may not be set forth in the table above, in which case:

•

If the stock price is between two stock price amounts in the table or the make-whole reference date is between two make-whole reference dates in the table, the number of additional shares by which the conversion rate for the notes will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $350.00 per share, subject to adjustment, no adjustments will be made in the conversion rate for the notes.

•	If the stock price is less than $61.75 per share, subject to adjustment, no adjustments will be made in the conversion rate for the notes.

Notwithstanding the foregoing, in no event will the conversion rate of the notes exceed 16.1943 shares of common stock per $1,000 in original principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

In addition, if you convert your notes prior to the effective date of any make-whole fundamental change, and the make-whole fundamental change does not occur, you will not be entitled to an increased conversion rate in connection with such conversion.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of equity as they relate to economic remedies.

Optional Redemption by the Company

Beginning December 18, 2013, we may redeem any or all of the notes in cash at the redemption price, except for the notes that we are required to repurchase as provided under “—Repurchase at the Option of the Holder.” The redemption price will equal 100% of the accreted principal amount of the notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date, unless such redemption date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes redeemed by us will be paid for in cash.

We will give notice of redemption not more than 60 calendar days but not less than 30 calendar days prior to the redemption date to all record holders at their addresses set forth in the register of the registrar. This notice will state, among other things:

•	that you have a right to convert the notes called for redemption, and the conversion rate then in effect; and

•	the date on which your right to convert the notes called for redemption will expire.

If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers reasonable. If a portion of your notes is selected for redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption. We may not redeem any notes if we have failed to pay any interest due on the notes and such failure to pay is continuing.

Repurchase at the Option of the Holder

Optional Put

You will have the right to require us to repurchase in cash, at the repurchase price described below, all or part of your notes on December 13, 2013, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032, provided you have properly delivered and not withdrawn a written repurchase notice with respect to the notes you require us to repurchase. Notes submitted for repurchase must be $1,000 in original principal amount or whole multiples thereof.

The repurchase price will equal 100% of the accreted principal amount of the notes being repurchased, plus accrued and unpaid interest to, but not including, the repurchase date, unless such repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

We will give notice (“optional put notice”) at least 20 business days prior to each repurchase date (“optional put repurchase date”) to all record holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law. This optional put notice will state, among other things, the optional put repurchase date and the procedures that you must follow to require us to repurchase your notes.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below) occurs at any time, you will have the right, at your option, to require us to repurchase all of your notes, or any portion of the original principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on a date (the “fundamental change repurchase date”) of our choosing that is not less than 20 nor more than 35 days after the date of the “fundamental change repurchase right notice” (as defined below). The price we are required to pay is equal to 100% of the accreted principal amount of the notes to be repurchased plus accrued and unpaid interest to, but not including, the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred if any of the following occurs:

(1) any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans;

(2) we (i) merge or consolidate with or into any other person, another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person or (ii) engage in any recapitalization, reclassification or other transaction in which all or substantially all our common stock is exchanged for or converted into cash, securities or other property, in each case, other than any merger or consolidation:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock; or

•

which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity;

(3) at any time our “continuing directors” (as defined below) do not constitute a majority of our board of directors (or, if applicable, a successor person to us);

(4) we are liquidated or dissolved or holders of our common stock approve any plan or proposal for our liquidation or dissolution; or

(5) if shares of our common stock, or shares of any other capital stock or American Depositary Receipts in respect of shares of capital stock into which the notes are convertible pursuant to the terms of the indenture, are not listed for trading on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors).

Notwithstanding the foregoing, holders of notes will not have the right to require us to repurchase any notes under clause (1), (2) or (3) above, and we will not be required to deliver the fundamental change repurchase right notice incidental thereto, if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or such other transaction otherwise constituting a fundamental change under clause (1) or (2) above consists of shares of common stock or American Depositary Receipts in respect of shares of common stock traded on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or any of their respective successors) (or will be so traded or quoted immediately following the completion of the merger or consolidation or such other transaction) and, as a result of the completion of the merger or consolidation or such other transaction the notes become convertible into such shares of such common stock or such American Depositary Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above (or cash or a combination of cash and such shares of such common stock or such American Depositary Receipts pursuant to “—Conversion Rate Adjustments—Treatment of Reference Property” above, if we so elect or have so elected).

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Continuing directors” means (i) individuals who on the date of original issuance of the notes constituted our board of directors and (ii) any new directors whose election to our board of directors or whose nomination for election by our stockholders was approved by at least a majority of our directors then still in office (or a duly constituted committee thereof), either who were directors on the date of original issuance of the notes or whose election or nomination for election was previously so approved.

After the occurrence of a fundamental change, but on or before the 10th day following such occurrence, we will notify all holders of the notes and the trustee and paying agent of the occurrence of the fundamental change and of the resulting repurchase right, if any (the “fundamental change repurchase right notice”). Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right, if applicable;

•	the fundamental change repurchase price, if applicable;

•	the fundamental change repurchase date, if applicable;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes, if applicable.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase rights of the holders could discourage a potential acquirer of us.

Repurchase Procedures

To exercise a repurchase right, you must deliver a repurchase notice to the paying agent between the date of the optional put notice or fundamental change repurchase right notice, as applicable, and the business day immediately prior to the applicable repurchase date, together with the notes to be repurchased. If the notes are held in global form, such delivery (and the related repurchase notice) must comply with all applicable DTC procedures. If the notes are held in certificated form, such notes must be duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Repurchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any repurchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with applicable DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

In connection with any repurchase of the notes, we will agree under the indenture to:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	otherwise comply with all applicable federal and state securities laws.

We will be required to repurchase the notes on the optional put repurchase date or fundamental change repurchase date, as applicable. You will receive payment of applicable repurchase price promptly following the later of (i) the optional put repurchase date or the fundamental change repurchase date, as applicable, or (ii) the time of book-entry transfer or the delivery of the notes. Subject to a holder’s right to receive interest on the related interest payment date where the optional put repurchase date or fundamental change repurchase date, as applicable, falls between a regular record date and the interest payment date to which it relates, if the paying agent holds money or securities sufficient to pay the applicable repurchase price, together with all interest payable thereon, on the business day following such repurchase date, then:

•

the notes will cease to be outstanding and interest, if any, will cease to accrue, whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent; and

•

all other rights of the holder will terminate other than the right to receive the applicable repurchase price and previously accrued and unpaid interest, if any, upon delivery or transfer of the notes.

If we are required to repurchase the notes, we may not have enough funds to pay the repurchase price. See “Risk Factors—Risks Related to the Offering—We may not have the cash necessary to pay interest on the notes, to settle conversions of the notes (if we make the net share settlement election) or to repurchase the notes for cash when required.” If we fail to repurchase the notes when required, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates. Our current and future debt or other agreements may limit or prohibit our ability to repurchase any notes.

Consolidation, Merger and Sale of Assets

The indenture provides that we will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person, if not us, is a corporation, partnership, limited liability company or other business entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such person, if not us, expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise, every right and power of ours under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of accreted principal of any note when due and payable at its stated maturity, upon required repurchase, upon redemption, upon acceleration or otherwise;

(3) failure by us for 5 days to comply with our obligation to convert the notes into shares of common stock (or cash or a combination of cash and shares of our common stock, if we so elect) upon exercise of a holder’s conversion right;

(4) failure by us to comply with our obligations under “—Consolidation, Merger and Sale of Assets;”

(5) failure by us to comply with our notice obligations under “—Repurchase at the Option of the Holder—Fundamental Change Permits Holders to Require Us to Repurchase Notes;”

(6) failure by us for 60 days after written notice from the trustee or the holders of at least 25% aggregate accreted principal amount of the notes then outstanding has been received by us to comply with any of our other agreements contained in the notes or the indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any debt for money borrowed in excess of $50.0 million in the aggregate of us and/or any of our subsidiaries, whether such debt now exists or shall hereafter be created, which default results (i) in such debt becoming or being declared due and payable and such debt has not been discharged in full or such declaration rescinded or annulled within 30 days or (ii) from a failure to pay the principal of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, and such defaulted payment shall not have been made, waived or extended within 30 days;

(8) failure by us or one of our significant subsidiaries to pay any final and non-appealable judgments entered by a court of competent jurisdiction in excess of $25.0 million (to the extent not covered by insurance to which a solvent and unaffiliated insurance company has acknowledged coverage) that are not waived, satisfied or discharged for any period of 30 days during which a stay of enforcement is not in effect; or

(9) certain events of bankruptcy, insolvency or reorganization of the Company or any of our significant subsidiaries as defined in Rule 1.02 of Regulation S-X promulgated by the SEC as in effect on the original date of issuance of the notes (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% of the aggregate accreted principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the aggregate accreted principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such a declaration of acceleration, all principal and accrued and unpaid interest, if any, on the notes will be due and payable immediately. However, upon an event of default arising out of the bankruptcy provisions (except with respect to any significant subsidiary), the aggregate principal amount and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, if we so elect, the sole remedy of holders for an event of default relating to any obligations we may have or are deemed to have pursuant to Section 314(a)(1) of the Trust Indenture Act relating to our failure to file any documents or reports that we are required to file with the SEC or pursuant to the covenant described below in “—Reports,” will for the first 90 days after the occurrence of such event of default consist exclusively of the right (the “extension right”) to receive an extension fee on the notes in an amount equal to 0.25% of the principal amount of the notes (the “extension fee”). On the 91st day after such event of default (if such violation is not cured or waived prior to such 91st day), the notes will be subject to acceleration as provided above. In the event we do not elect to pay the extension fee upon any such event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Notwithstanding the preceding paragraph, if an event of default occurs under any other series of our debt securities issued subsequent to the issuance of the notes resulting from our failure to file any such documents or reports and such event of default is not subject to extension on terms similar to the above, then the extension right will no longer apply and the notes will be subject to acceleration as provided above.

In order to exercise the extension right and elect to pay the extension fee as the sole remedy during the first 90 days after the occurrence of any event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must (i) notify all holders of notes and the trustee and paying agent of such election prior to the first business day following the date on which such event of default occurs and (ii) pay such extension fee on or before the close of business on the date on which such event of default occurs. Upon our failure to timely give such notice or pay the extension fee, the notes will be immediately subject to acceleration as provided above.

The holders of a majority of the aggregate accreted principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of accreted principal or interest or failure to deliver amounts due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the accreted principal of and interest on the notes or failure to deliver amounts due upon conversion that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of accreted principal or interest when due or to receive amounts due to it upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% of the aggregate accreted principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority of the aggregate accreted principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60 day period.

Subject to certain restrictions, the holders of a majority of the aggregate accreted principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of the accreted principal amount of or interest on any note or conversion default, the trustee may withhold notice if and so long as the board of directors, the executive committee or a trust committee of such directors and/or responsible officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events that would constitute a default, the status of those events and what action we are taking or propose to take in respect thereof.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority of the aggregate accreted principal amount of the notes then outstanding, including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the aggregate accreted principal amount of the notes then outstanding, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes. In addition, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate, or change the stated time for payment, of interest on any note or reduce the amount, or extend the stated time for payment, of the extension fee;

(3) reduce the principal, or extend the stated maturity, of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) reduce a repurchase price or the redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6) change the place or currency of payment of principal or interest or extension fee in respect of any note;

(7) impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(8) contractually subordinate the notes in right of payment to any of our other indebtedness; or

(9) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) (x) cure any ambiguity, manifest error or defect or (y) cure any omission or inconsistency; provided that, in the case of clause (y), the rights of the holders are not adversely affected in any material respect;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) secure the notes;

(5) add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6) provide for the conversion of notes in accordance with the terms of the indenture;

(7) make any change that does not adversely affect the rights of any holder in any material respect; provided that any amendment to conform the terms of the indenture or the notes to the description contained in this prospectus supplement or the accompanying prospectus will not be deemed to be adverse to any holder; or

(8) comply with any requirement of the SEC in connection with maintaining the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to issue a notice to the holders briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any repurchase date, or upon conversion or otherwise, cash, shares of common stock or cash and shares of common stock, if applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes or in connection with a conversion. These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, the daily VWAP, anti-dilution adjustments, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

Wilmington Trust Company is the initial trustee, security registrar, paying agent and conversion agent.

Form, Denomination and Registration

The notes will be issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 in original principal amount and multiples of $1,000.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the trustee within 30 days after the same are required to be filed with the SEC. Documents filed by us with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR.

Global Notes, Book-Entry Form

The notes will be evidenced by one or more global notes. We will deposit the global note or notes with DTC and register the global notes in the name of Cede & Co. as DTC’s nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in a global note may be held directly through DTC if such holder is a participant in DTC, or indirectly through organizations that are participants in DTC, whom we refer to as participants. Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

Holders who are not participants may beneficially own interests in a global note held by DTC only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly, who we refer to as indirect participants. So long as Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global note.

We will make payments on a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date, repurchase date or fundamental change repurchase date, as the case may be, and the maturity date. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We have been informed that DTC’s practice is to credit participants’ accounts upon receipt of funds on that payment date with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by a global note as shown in the records of DTC. Payments by participants to owners of beneficial interests in the principal amount represented by a global note held through participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name.”

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing its interest.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in fully registered certificated form in exchange for global notes. In addition, the owner of a beneficial interest in a global note will be entitled to receive a note in fully registered certificated form in exchange for such interest if an event of default has occurred and is continuing.

Governing Law

The notes and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition of the notes and common stock received upon a conversion. This summary is based upon provisions of the Internal Revenue Code of 1986, or the Code, applicable regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus supplement, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with notes and common stock received upon conversions held as capital assets by a beneficial owner who purchases the notes on original issuance at the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, which we refer to as the “issue price.” This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	tax consequences to U.S. holders, as defined below, whose “functional currency” is not the U.S. dollar;

•	tax consequences to investors in pass-through entities;

•	tax consequences to certain former citizens or residents of the United States;

•	alternative minimum tax consequences, if any;

•	tax consequences to individuals that are non-U.S. holders (defined below) and are present in the United States for 183 days or more in the taxable year of disposition of notes or common stock;

•	any state, local or foreign tax consequences; and

•	estate or gift taxes.

If you are considering the purchase of notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of notes or common stock received upon a conversion that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes or common stock, you should consult your tax advisors.

We use the term “non-U.S. holder” to describe a beneficial owner of notes or common stock (other than a partnership) that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Classification of the Notes

Pursuant to the terms of the indenture, we and every holder agree (in the absence of administrative pronouncement or judicial ruling to the contrary), for U.S. federal income tax purposes, to treat the notes as debt instruments that are subject to the Treasury regulations governing contingent payment debt instruments (which we refer to as the “contingent debt regulations”) and to be bound by our application of the contingent debt regulations to the notes, including our determination of the rate at which interest will be deemed to accrue on the notes and the related “projected payment schedule” determined by us as described below.

No statutory or judicial authority directly addresses the treatment of the notes or instruments similar to the notes for U.S. federal income tax purposes. The IRS has issued a revenue ruling with respect to instruments having certain features similar to the notes. To the extent the ruling addresses the issue, this ruling supports certain aspects of the treatment as described below. Notwithstanding the issuance of this ruling, the proper application of certain aspects of the contingent debt regulations to the notes is not entirely certain. In addition, no ruling has been or is expected to be sought from the IRS with respect to the U.S. federal income tax consequences discussed below. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. You should be aware that different treatment from that described below could affect the amount, timing, source and character of income, gain or loss with respect to an investment in the notes. For example, a holder might be required to accrue interest income at a higher or lower rate, might not recognize income, gain or loss upon conversion of a note into common stock, and might recognize capital gain or loss upon a taxable disposition of a note. Holders should consult their tax advisors concerning the tax treatment of holding a note.

The remainder of this discussion assumes that the notes are treated as indebtedness subject to the contingent debt regulations.

U.S. Holders

Accrual of interest on the notes.    Pursuant to the contingent debt regulations, U.S. holders of the notes will be required to accrue interest income on the notes on a constant-yield basis, based on a comparable yield to maturity and as described below, regardless of whether such holders use the cash or accrual method of tax accounting. As such, U.S. holders generally will be required to include interest in income each year in excess of the accruals on the notes for non-tax purposes and in excess of any stated interest payments actually received in that year.

The contingent debt regulations provide that a U.S. holder must accrue an amount of ordinary interest income, as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the notes that equals:

1. the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield to maturity (as defined below) of the notes, adjusted for the length of the accrual period;

2. divided by the number of days in the accrual period; and

3. multiplied by the number of days during the accrual period that the U.S. holder held the notes.

The “adjusted issue price” of a note is its issue price, as described above, increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously scheduled to be made with respect to the notes.

The term “comparable yield” as used in the contingent debt regulations means the annual yield we would pay on a fixed-rate, nonconvertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the notes. We have determined that the comparable yield for the notes is 9.125%, compounded semi-annually. The contingent debt regulations are ambiguous with respect to certain aspects of the computation of the comparable yield and the IRS has not published any additional guidance on this matter.

The contingent debt regulations require that we provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments (which we refer to as the “projected payments”) on the notes. This schedule must produce a yield to maturity that equals the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the conversion feature. For this purpose, the fair market value of any common stock (and cash, if any) received by a holder upon conversion will be treated as a contingent payment. The comparable yield and the projected payment schedule will be set forth in the indenture. U.S. holders also may obtain the projected payment schedule by submitting a written request for such information to us at: Hologic, Inc., 35 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations.

By purchasing the notes, U.S. holders agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule and agree to use the comparable yield and projected payment schedule in determining their interest accruals in respect of the notes for U.S. federal income tax purposes.

Special rules may apply if one or more contingent payments on a note become fixed more than six months prior to the due date of the payment. Generally, in this case a U.S. holder would be required to make adjustments to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment. A U.S. holder’s tax basis in the note would also be affected. U.S. holders are urged to consult their tax advisors concerning the application of these special rules.

The comparable yield and the projected payment schedule are not used for any purpose other than to determine a holder’s interest accruals and adjustments thereto in respect of the notes for U.S. federal income tax purposes. They do not constitute a projection or representation regarding the actual amounts payable on the notes.

Adjustments to interest accruals on the notes.    If, during any taxable year, a U.S. holder of notes receives actual contingent payments with respect to such notes that, in the aggregate, exceed the total amount of projected contingent payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the contingent debt regulations equal to the amount of such excess. The U.S. holder will treat a net positive adjustment as additional interest income. For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the notes) received in that year.

If a U.S. holder receives in a taxable year actual contingent payments with respect to the notes that, in the aggregate, are less than the amount of projected contingent payments for that taxable year,

the U.S. holder will incur a “net negative adjustment” under the contingent debt regulations equal to the amount of such deficit. This net negative adjustment will (a) reduce the U.S. holder’s interest income on the notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any net negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income with respect to the notes or to reduce the amount realized on a sale, exchange, conversion or retirement of the notes.

Sale, exchange, conversion, redemption or repurchase of the notes.    Generally the sale, exchange (including an exchange with a designated financial institution in lieu of conversion), conversion, redemption or repurchase of a note will result in taxable gain or loss to a U.S. holder equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the note. As discussed under “—Adjustments to interest accruals on the notes” above, to the extent that a U.S. holder has any net negative adjustment carried forward, the U.S. holder may use such net negative adjustment from a previous year to reduce the amount realized on the sale, exchange, conversion, redemption or repurchase of the notes.

A U.S. holder’s adjusted tax basis in a note generally will be equal to the U.S. holder’s original purchase price for the note, increased by any interest income previously accrued by the U.S. holder (determined without regard to any adjustments to interest accruals described above) and decreased by the amount of any projected payments that previously have been scheduled to be made in respect of the notes (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, conversion, redemption or repurchase of a note generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter capital loss (which will be long-term if the note is held for more than one year). The deductibility of capital losses is subject to limitations.

A U.S. holder’s tax basis in common stock received upon a conversion of a note, will equal the then current fair market value of such common stock. The U.S. holder’s holding period for the common stock received may commence on the day immediately following the date of conversion.

Constructive distributions.    The conversion rate of the notes will be adjusted in certain circumstances. Under the Code and applicable Treasury regulations, adjustments that have the effect of increasing a U.S. holder’s interest in our assets or earnings and profits (such as a conversion rate adjustment in connection with a payment of dividends to our shareholders) may, in some circumstances, result in a deemed distribution to the U.S. holder. Notwithstanding the general principles described above, because the notes are subject to the contingent debt regulations, we intend to take the position that no adjustments to the conversion rate should result in a deemed distribution. You should consult your tax advisor with respect to the U.S. federal income tax consequences and treatment of any conversion rate adjustments.

Dividends.    If a U.S. Holder converts its notes into common stock, distributions, if any, made on such common stock generally will be included in such holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. holder’s adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder will be eligible for a dividends received deduction, and dividends received by noncorporate U.S. holders generally will be subject to tax at the lower applicable capital gains rate for taxable years beginning before January 1, 2011, provided in each case that certain holding period requirements are satisfied.

Sale, Exchange or Redemption of Common Stock.    If a U.S. Holder converts its notes into common stock, then upon the sale, exchange or redemption of such common stock, such holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) the holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, will generally be subject to a reduced rate of U.S. federal income tax. A U.S. holder’s adjusted tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “—Sale, exchange, conversion, redemption or repurchase of the notes.” The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with the accrual of original issue discount, payments on the notes, dividends paid on the common stock and the receipt of the proceeds from a sale or other disposition of the notes or common stock unless a U.S. holder establishes an exemption from information reporting. A U.S. holder will be subject to U.S. backup withholding on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Payments on the notes and dispositions of the notes.    All payments of principal and interest on the notes made to a non-U.S. holder, including payments of contingent interest, a payment in common stock pursuant to a conversion (other than potentially certain amounts attributable to conversion rate adjustments), and any gain realized on a sale or exchange (including an exchange with a designated financial institution in lieu of conversion) of the notes, will be exempt from U.S. federal income or withholding tax, provided that: (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and is not a bank receiving certain types of interest; (ii) the statement requirement set forth in section 871(b) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; (iii) such payments and gain are not effectively connected with the conduct by such non-U.S. holder of a trade or business in the United States; (iv) our common stock continues to be actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NASDAQ Global Select Market); and (v) we are not and have not been a United States real property holding corporation (“USRPHC”) within the meaning of section 897(c)(2) of the Code. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements. If a non-U.S. holder of the notes is engaged in a trade or business in the United States, and if interest on the notes is effectively connected with the conduct of such trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraph, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or conversion of the notes in the same manner as if it were a U.S. holder. In lieu of the certificate described in the preceding paragraph, such a non-U.S. holder would be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a non-U.S. holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Dispositions of the common stock.    Any gain realized by a non-U.S. holder on the sale, exchange or other taxable disposition of shares of our common stock generally will not be subject to U.S. federal income tax unless (i) we are or have been a USRPHC for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held our common stock or (ii) the gain is effectively connected with such holder’s conduct of a trade or business in the United States. We believe that we are not and have never been, nor do we anticipate becoming, a USRPHC. If a non-U.S. holder’s gain is effectively connected with such holder’s trade or business, such holder generally will be subject to U.S. federal income tax on the net gain derived from a taxable disposition, and if such holder is a corporation, then any such effectively connected gain received by it may also be subject to the branch profits tax.

Distributions.    If, notwithstanding our position above under “U.S. Holders—Constructive distributions”, a non-U.S. holder of a note were deemed to have received a constructive distribution, or if a non-U.S. holder of common stock received upon the conversion of a note receives an actual distribution, and such constructive or actual distribution is made out of our current or accumulated earnings and profits, the non-U.S. holder generally would be subject to U.S. withholding tax at a 30% rate on the taxable amount of such dividend, subject to reduction by claiming the benefits of an applicable treaty by providing a properly completed IRS Form W-8BEN (or successor form). If the dividend is effectively connected with the conduct of a U.S. trade or business, a non-U.S. holder will be exempt from such withholding tax, provided a properly completed IRS Form W-8ECI (or successor form) is provided, and will generally be subject to regular U.S. federal income tax on such dividends in the same manner as if it were a U.S. holder (and if such non-U.S. holder is a foreign corporation, such holder may also be subject to the branch profits tax).

Backup withholding and information reporting.    Information returns will be filed with the IRS in connection with payments on the notes or common stock. Unless the non-U.S. holder complies with certification procedures to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes or common stock, and non-U.S. holders may be subject to U.S. backup withholding on payments on the notes or common stock or on the proceeds from a sale or other disposition of the notes or common stock. Compliance with the certification procedures required to claim the exemption from withholding tax on certain payments on the notes or common stock described above will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability and may entitle the non-U.S. holder to a refund, provided that the required information is timely furnished to the IRS.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the original principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$762,115,000
Banc of America Securities LLC.	210,000,000
Citigroup Global Markets Inc.	210,000,000
J.P. Morgan Securities Inc.	150,000,000
RBC Capital Markets Corporation	45,000,000
Raymond James & Associates, Inc.	45,000,000
Leerink Swann LLC.	30,000,000
Needham & Company, LLC.	17,885,000
Soleil Securities Corporation	15,000,000
Stephens Inc.	15,000,000

Total	$1,500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken, other than the notes covered by the option described below unless and until this option is exercised.

If the underwriters sell more notes than the total original principal amount of notes set forth in the table above, the underwriters have an option, which may be exercised within 13 days after the date of this prospectus supplement to buy up to an additional $225,000,000 original principal amount of notes from us, solely to cover overallotments, if any. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to 1.20% of the original principal amount of notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our executive officers and directors have agreed with the underwriters, subject to certain exceptions described below, not to dispose of or hedge any of their shares of our common stock or securities convertible into or exchangeable for shares of our common stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of Goldman Sachs & Co. This agreement does not apply to any existing employee benefit plans. Further, this agreement will not prohibit:

•

transfers by our officers or directors (i) as a bona fide gift or gifts (ii) to any trust for their own benefit or the benefit of their immediate family members or (iii) pursuant to a written trading plan or agreement with a broker designed to comply with Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, that has been established prior to the date of this prospectus supplement; or

•

transfers by us (i) pursuant to our equity compensation plans (including equity compensation plans of a company we acquire), (ii) in connection with an acquisition or joint venture (subject to certain limitations) or (iii) upon the exercise, conversion or exchange of exercisable, convertible or exchangeable securities outstanding as of the date of this prospectus supplement.

The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 90-day restricted period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional notes from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase additional notes pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $3.5 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the company, for which they received or will receive customary fees and expenses. In particular, Goldman, Sachs & Co. advised us in our acquisition of Cytyc, for which they received customary fees and expenses. In addition, Goldman Sachs Credit Partners, L.P., an affiliate of Goldman Sachs & Co., the sole bookrunner for this offering, and Bank of America, N.A., an affiliate of Banc of America Securities LLC, Citigroup North America, Inc., an affiliate of Citigroup Global Markets Inc., and JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., each of whom is a joint lead manager for this offering, are all lenders under our Term Loan X, Term Loan B1, Term Loan B2 and Term Loan A and received customary fees in connection therewith. We intend to repay these Term Loans in whole or in part from the proceeds of this offering as described in “Use of Proceeds” above.

Because affiliates of the underwriters will receive more than 10% of the net proceeds from this offering, not including underwriting compensation, this offering is being conducted in accordance with Conduct Rule 2710(h) of the Financial Industry Regulatory Authority, Inc., (“FINRA”). The rule requires that the yield at which the notes are distributed to the public can be no lower than that recommended by a “qualified independent underwriter,” as defined by FINRA. Needham & Company, LLC has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus supplement is a part. We have agreed to indemnify Needham & Company, LLC for acting as the qualified independent underwriter against specified liabilities under the Securities Act.

LEGAL MATTERS

Brown Rudnick Berlack Israels LLP, Boston, Massachusetts, has passed upon the validity of the notes offered by this prospectus supplement and the accompanying prospectus for us. Lawrence M. Levy, a director of Hologic, is an employee of Brown Rudnick Berlack Israels LLP, an option holder of Hologic and receives compensation for his role as a director of Hologic. Certain other legal matters in connection with the offering will be passed upon for us by Shearman & Sterling LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

HOLOGIC, INC.

Common Stock

Preferred Stock

Debt Securities

Rights

Warrants

Purchase Contracts

Units

Hologic, Inc., from time to time, may offer to sell common stock, preferred stock, debt securities, rights, warrants, purchase contracts, units or any combination of the foregoing. The debt securities, preferred stock, warrants and units may be convertible into or exercisable or exchangeable for our common stock, our preferred stock or our other securities. We will not use this prospectus to sell our securities unless it is accompanied by a prospectus supplement or a term sheet. The prospectus supplement or term sheet also may add, update or change information contained in this prospectus. You should read this prospectus and any accompanying prospectus supplement or term sheet carefully before you invest in any of our securities.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “HOLX.”

We do not expect our convertible debt securities to be listed on any securities exchange or over-the-counter market.

We may sell the securities described in this prospectus and any prospectus supplement or term sheet to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. The names of any underwriters will be included in the applicable prospectus supplement.

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and in the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated December 3, 2007

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we and any selling securityholders may offer. Each time we or any selling securityholders sell securities, we will provide a prospectus supplement or term sheet that contains specific information about the terms of that offering. The prospectus supplement or term sheet may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement or term sheet. You should read carefully this prospectus and any prospectus supplement or term sheet together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Because we are a well-known seasoned issuer, as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), we may add to and offer additional securities including secondary securities by filing a prospectus supplement or term sheet with the SEC at the time of the offer. The prospectus supplement or term sheet to be attached to the front of this prospectus will describe the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

You should rely only on the information we provide in this prospectus and any prospectus supplement or incorporate by reference in this prospectus or any prospectus supplement that we issue. We have not authorized any person to make any statement or provide any disclosure or other information that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement. If any person does make a statement or provide any disclosure or other information that differs from what is included or incorporated by reference in this prospectus or any prospectus supplement, you should not rely on it. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the cover page of the prospectus or any prospectus supplement, as applicable, and that any information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, registration and proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus and any prospectus supplement that we issue are part of the registration statement and do not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus and any accompanying prospectus supplement concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed:

•	our Annual Report on Form 10-K for the fiscal year ended September 29, 2007, as filed with the SEC on November 27, 2007;

•	our Current Reports on Form 8-K, filed with the SEC on October 9, 2007, October 10, 2007, October 11, 2007 and October 22, 2007;

•	our Current Reports on Form 8-K/A filed with the SEC on October 23, 2007 and November 30, 2007;

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on January 31, 1990; and

•

the description of our preferred share rights that is contained in our Registration Statement on Form 8-A, filed with the SEC on December 4, 2002, and as amended on Form 8-A/A, filed with the SEC on May 21, 2007.

Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K are not incorporated herein by reference.

All documents and reports filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K containing only Regulation FD or Regulation G disclosure furnished under Items 2.02 and 7.01 of Form 8-K and any related exhibits furnished under Item 9.01 of Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated or deemed to be incorporated herein by reference other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this document. Requests for such documents should be addressed in writing or by telephone to:

Hologic, Inc.

35 Crosby Drive

Bedford, Massachusetts 01730

Attention: Investor Relations

(781) 999-7300

You should rely only on the information contained in this prospectus, any prospectus supplement or any document to which we have referred you. We have not authorized anyone else to provide you with information that is different. This prospectus and any prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus or any prospectus supplement is current only as of the date on the front of these documents.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “anticipate,” “expect,” “intend,” “plan,” “believe,” “estimate,” “may,” “might,” “should,” “can,” “likely,” “could,” “will,” “continue” and similar expressions of a future or forward-looking nature. Forward-looking statements may include discussions concerning revenue, expenses, earnings, cash flow, successful integration of acquisitions, dividends, capital structure, credit facilities, market and industry conditions, premium and commission rates, interest rates, contingencies, the direction or outcome of regulatory investigations and litigation, income taxes and our operations.

We cannot give any guarantee that these plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including any risk factors contained in any prospectus supplement and in the documents incorporated by reference herein or therein. Factors that could cause our actual results to differ from those reflected in forward-looking statements relating to our operations and business include:

•	the impact and anticipated benefits of recently completed acquisitions and acquisitions we may complete in the future;

•	our goal of expanding our market positions;

•	the development of new competitive technologies and products;

•	regulatory approval and clearances for our products;

•	production schedules for our products;

•	the anticipated development of our markets and the success of our products in these markets;

•	the anticipated performance and benefits of our products;

•	business strategies;

•	dependence on significant or sole source suppliers;

•	our ability to maintain effective internal controls;

•	the impact and costs and expenses of any litigation we may be subject to now or in the future;

•	compliance with covenants contained in our credit facility and long term leases;

•	anticipated trends relating to our financial condition or results of operations;

•	our capital resources and the adequacy thereof; and

•	other risks and uncertainties, including those set forth or incorporated in this prospectus or any prospectus supplement, and those detailed from time to time in our filings with the SEC.

You should read this prospectus and any accompanying prospectus supplement and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation may change in the future. We qualify all of our forward-looking statements by these cautionary statements.

Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

v

HOLOGIC, INC.

We are a diversified medical technologies company specializing in diagnostic imaging products and interventional devices dedicated to serving the healthcare needs of women. Historically, we have developed, manufactured and marketed products focused on mammography, breast care and osteoporosis assessment. In October 2007, we completed our business combination with Cytyc Corporation (also referred to in this document as “Cytyc”), a company that develops, manufactures and markets complementary products covering a range of cancers and women’s health indications, including cervical cancer screening, prenatal diagnostics and partial breast radiation therapy.

We have historically focused our resources on developing systems and subsystems offering superior image quality and diagnostic accuracy, which has enabled us to capture significant market share and customer loyalty, despite the presence of large competitors. As a result of our combination with Cytyc we intend to expand our focus to further utilize Cytyc’s strengths in the fields of obstetrics, gynecology, radiation oncology and minimally invasive surgery.

Our mammography and breast care products include a broad portfolio of breast imaging and related products, including digital and film-based mammography systems, computer-aided detection (CAD), breast biopsy guidance systems, minimally invasive breast biopsy and tissue extraction devices and our recently acquired MammoPad breast cushion. Our osteoporosis assessment products primarily consist of dual-energy X-ray bone densitometry systems and an ultrasound-based osteoporosis assessment product. Our other business unit includes our Fluoroscan mini C-arm imaging products, our Esaote line of extremity MRI (Magnetic Resonance Imaging) systems that are manufactured by an original equipment manufacturer, and our photoconductor coating business, an ancillary business that we acquired as part of our acquisition of AEG Elektrofotografie GmbH.

Cytyc’s product offerings have historically been divided between diagnostic and surgical products. Cytyc’s core diagnostic products are the ThinPrep System, which is primarily used in cytology testing applications, such as cervical cancer screening, and the Full Term Fetal Fibronectin Test, which offers clinical and cost benefits for the assessment of the risk of pre-term birth. Cytyc’s core surgical products include the NovaSure System, which enables physicians to treat women suffering from excessive menstrual bleeding in a minimally invasive manner in order to eliminate or reduce their bleeding, the MammoSite Radiation Therapy System, which is a single-use device for the treatment of early-stage breast cancer, the GliaSite Radiation Therapy System, which provides a full course of post-surgical radiation therapy using Iotrex, a proprietary, liquid radiation source for which Cytyc has an exclusive license, and the Adiana Complete Transcervical Sterilization System, which is a form of permanent female contraception intended as an alternative to tubal ligation and for which Cytyc is in the process of seeking a pre-market approval from the U.S. Food and Drug Administration.

We were founded on and remain committed to the principle of applying superior technology to health care challenges facing women. We achieved our first market and technology position shortly after the first commercial shipment of our initial product targeting bone densitometry in 1987. Our proprietary technology remains a leading bone densitometry assessment tool, offering superior, cost-effective accuracy and reliability.

We were incorporated in Massachusetts in October 1985 and reincorporated in Delaware in March 1990. Our principal executive offices are located at 35 Crosby Drive, Bedford, Massachusetts 01730 and our telephone number is (781) 999-7300. Our Internet address is www.hologic.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges on a historical basis for each of the periods indicated. We had no preferred stock outstanding for the periods presented in the table. Accordingly, the ratio of earnings combined fixed charges and preference dividends is the same as the ratio of earnings to fixed charges. The ratio of earnings to fixed charges is unaudited for all periods presented. For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of net income plus the provision for income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt issuance costs and an estimate of the interest portion of rental expense.

	Supplemental Pro Forma Twelve Months Ended September 29, 2007		Fiscal Year Ended
			September 29, 2007	September 30, 2006	September 24, 2005	September 25, 2004	September 27, 2003
Ratio of earnings to fixed charges	1.5x	(1)	25.5x	13.6x	11.3x	4.8x	1.9x

(1)	The supplemental pro forma information is adjusted to give pro forma effect to our business combination with Cytyc, which was completed on October 22, 2007, as reflected in the pro forma financial information included in our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on November 30, 2007. The pro forma earnings used in this supplemental pro forma calculation exclude certain amounts resulting from the merger because Hologic considers them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months of the merger. These amounts include the estimated charge of approximately $368,200,000 of acquired in-process research and development, the cost of revenue impact of the write-up of inventory to fair value of $42,000,000, approximately $1,800,000 related to the charge in control payment for a certain executive officer of Hologic and the reduction of deferred revenue of $900,000 for amounts that would not represent a legal obligation at the close of the merger. The pro forma earnings also exclude estimated charges related to change of control payments of approximately $18,550,000 and stock based compensation expenses for the acceleration of vesting of outstanding stock options for certain member of Cytyc’s executive management, as such charges were recorded by Cytyc in the period that the merger was completed and a charge of $89,500,000 for acquired in-process research and development related to Cytyc’s acquisition of Adeza Biomedical Corporation and Adiana, Inc. in March 2007.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock, together with the additional information included in any applicable prospectus supplement, summarizes the material terms and provisions of these types of securities but is not complete. You should read our certificate of incorporation, as amended, our amended and restated bylaws, our rights plan (as described below) and the certificate of designations relating to any particular series of preferred stock before you purchase any of our capital stock or securities convertible into shares of our capital stock because those documents and not this description set forth the terms of our capital stock.

We will describe in a prospectus supplement the specific terms of any capital stock we may offer pursuant to this prospectus. If indicated in a prospectus supplement, the terms of such capital stock may differ from the terms described below.

Authorized Capital Stock

As of date of this prospectus, we have 301,622,685 shares of capital stock authorized under our certificate of incorporation, consisting of 300,000,000 shares of common stock, par value $0.01 per share, and 1,622,685 shares of preferred stock, par value $0.01 per share.

The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

As of November 28, 2007, we had 125,949,225 shares of common stock outstanding. Our common stockholders are entitled to one vote per share on all matters to be voted on by stockholders. They are entitled to receive dividends, if any, as declared by our board of directors from legally available funds. The terms of any outstanding shares of preferred stock may provide that dividends may not be paid on common stock unless all accrued dividends on preferred stock, if any, have been paid or declared and set aside. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets available for distribution to the stockholders, subject to prior distribution rights of our preferred stock, if any, then outstanding. Our common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. Our common stockholders do not have cumulative voting rights in the election of directors. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

As of November 28, 2007, we had no shares of preferred stock outstanding.

Our rights plan provides for the issuance of shares of junior participating preferred stock under the circumstances specified in the rights plan. See “Certain Anti-Takeover Provisions in our Certificate of Incorporation, Bylaws, Rights Plan and Delaware General Corporation Law—Rights Plan” below for a more detailed description of the rights plan.

Our board of directors, without further stockholder approval (except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded) has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including:

•	dividend rights;

•	conversion rights;

•	voting rights;

•	terms of redemption;

•	liquidation preferences; and

•	the number of shares constituting any series or the designation of such series.

If our board of directors elects to exercise this authority, the rights and privileges of holders of shares of our common stock could be made subject to the rights and privileges of such series of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Certain Anti-Takeover Provisions in Our Certificate of Incorporation, Bylaws, Rights Plan and Delaware General Corporation Law

The following is a summary of certain provisions of our certificate of incorporation, bylaws, rights plan and Delaware law. This summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, bylaws, rights plan and the corporate law of Delaware.

Certificate of Incorporation and Bylaws

Our certificate of incorporation, as amended, includes several other provisions in addition to our preferred stock which may have the effect of preventing changes in our management. These provisions may make an unfriendly tender offer, proxy contest, merger or other change in control of us more difficult. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve a change in control. These provisions are also designed to reduce our vulnerability to unsolicited acquisition proposals and to discourage certain tactics that may be used in proxy fights. These provisions, however, could have the effect of discouraging others from making tender offers for the shares of our common stock and, as a consequence, they also may inhibit fluctuations in the market price of the shares of our common stock which could result from actual or rumored takeover attempts.

Our certificate of incorporation, as amended, contains a so-called “anti-greenmail” provision. This provision is intended to discourage speculators who accumulate beneficial ownership of a significant block of stock of a company and then, under the threat of making a tender offer or instigating a proxy contest or some other corporate disruption, succeed in extracting from the company a premium price to repurchase the shares acquired by the speculator. This tactic is known as greenmail. The anti-greenmail provision prohibits us from purchasing any shares of our common stock from a related person, who has beneficially owned such common stock or right to purchase such common stock for less than two years prior to the date of such purchase, at a per share price in excess of the fair market value at the time of the purchase unless the purchase is approved by the holders of two-thirds of the outstanding shares of our common stock, excluding any votes cast by the related person. The term “related person” means any person (other than the company or a subsidiary of the company or a founder of our company) who acquires more than five percent of our voting stock. Stockholder approval is not required for such purchases when the offer is made available on the same terms to all holders of shares of our common stock or when the purchases are effected on the open market.

Our certificate of incorporation, as amended, also contains a provision that requires the affirmative vote of the holders of 80% of our outstanding common stock to approve amendments to our certificate of incorporation or to approve extraordinary transactions that are required to be approved by stockholders under the Delaware General Corporation Law, including mergers, sales of substantially all of the Company’s assets and dissolution, if the actions are not approved by a majority of our continuing directors. Our certificate of incorporation, as amended, provides that the affirmative vote of the holders of only a majority of our outstanding common stock is required to approve such matters if they have been approved by our continuing directors. The term “continuing director” is defined to mean (i) any member of our board of directors who is unaffiliated with a related person and was a member of our board of directors prior to the time any such person became a related person and (ii) any successor to such a continuing director who is not affiliated with any related person and is recommended to succeed a continuing director by a majority of the continuing directors then on the board of directors. A majority of the continuing directors can designate a new director to be a continuing director, even though such person is affiliated with a related person. The effect of this provision of our certificate of incorporation would be to make it unlikely that any transaction requiring a stockholder vote would receive the requisite approval unless supported by our management.

Another provision included in our certificate of incorporation, as amended, requires our board of directors to consider social, economic and other factors in evaluating whether certain types of corporate transactions proposed by another party are in the best interests of our company and our stockholders. These transactions include (i) the purchase or exchange of securities or property for any of our outstanding equity securities, (ii) the merger or consolidation of our company with another corporation and (iii) the purchase or other acquisition of all or substantially all of our properties and assets.

The authority of the our board of directors to issue authorized but unissued shares of our common stock might be considered as having the effect of discouraging an attempt by another person or entity to effect a takeover or otherwise gain control of us, since the issuance of additional shares of our common stock would dilute the voting power of our common stock then outstanding.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must meet specified procedural requirements. These provisions may preclude stockholders from making nominations for directors at an annual or special meeting of stockholders. Our bylaws do not permit our stockholders to call a special meeting of stockholders.

Rights Plan

Our board of directors has adopted a rights plan. As a result, we issued one preferred share purchase right for each outstanding share of common stock. One preferred share purchase right will be issued for each additional share of common stock that we issue. The rights become exercisable if, without the prior approval of our board of directors, a person or group acquires 15% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. Each right that becomes exercisable entitles the registered holder to purchase one one-thousandth of a share of our junior participating preferred stock at a purchase price of $60.00 per one-thousandth of a share, subject to adjustment.

If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each right would permit the holder to purchase, for the purchase price, common stock of the surviving company having a market value of twice the purchase price.

The rights expire on January 1, 2013, unless earlier redeemed or exchanged by us. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights plan. In addition, our board of directors retains the authority to redeem, at $0.001 per right, the rights at any time prior to the acquisition by a person or group of 15% or more of our outstanding common stock.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control.

Delaware law prohibits a publicly held corporation from engaging in a “business combination” with an “interested stockholder” for three years after the stockholder becomes an interested stockholder, unless the corporation’s board of directors and stockholders approve the business combination in a prescribed manner. An “interested stockholder” is a person who directly or indirectly owns 15% or more of the corporation’s outstanding voting stock. A “business combination” includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

•

before the stockholder becomes an interested stockholder, the corporation’s board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder;

•	after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation’s outstanding stock; or

•

the corporation’s board approves the business combination and the holders of at least two-thirds of the corporation’s outstanding voting stock, which the interested stockholder does not own, authorize the business combination.

Limitations on Liability and Indemnification of Directors and Officers

Our certificate of incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation, as amended and our amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with our directors. The indemnification agreements are intended to provide the maximum protection permitted by Delaware law with respect to the indemnification of directors. We may also enter into similar agreements with certain of our officers who are not also directors. We maintain directors’ and officers’ liability insurance. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “HOLX”.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities in one or more distinct series. This section summarizes the general terms that may apply to one or more of the distinct series of debt securities. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement or term sheet to be attached to the front of this prospectus. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement or term sheet that contradicts different information below.

As required by federal law for all bonds and debt securities of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on your behalf. Unless otherwise indicated in a prospectus supplement, the trustee will be the Wilmington Trust Company. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default.” Second, the trustee performs certain administrative duties for us.

We will refer to the indenture that governs the debt securities as the “indenture.” The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”).

The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the debt securities and the indenture. We urge you to read the indenture and the form of the debt securities, which you may obtain from us upon request.

General

The debt securities will be our unsecured obligations. The indenture provides that any debt securities proposed to be sold under this prospectus and prospectus supplement or term sheet, which may be in the form of Exhibit A hereto (“offered debt securities”), and any debt securities issuable upon the exercise of warrants or upon conversion or exchange of other offered securities (“underlying debt securities”), as well as other unsecured debt securities, may be issued under that indenture in one or more series.

You should read the prospectus supplement or term sheet for the material terms of the offered debt securities and any underlying debt securities, including the following:

•	The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

•	The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

•	If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

•	The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

•

The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

•	Any optional redemption provisions.

•	Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

•

The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in “certificated” form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

•	If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

•

Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

•	The place or places, if any, other than or in addition to The City of Wilmington, Delaware, of payment, transfer, conversion and/or exchange of the debt securities.

•

If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

•	The applicability of the provisions of Article Fourteen of the indenture described under “defeasance” and any provisions in modification of, in addition to or in lieu of any of these provisions.

•

Whether and under what circumstances we will pay additional amounts, as contemplated by Section 10.8 of the indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

•	Whether the securities are subordinated and the terms of such subordination.

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

•	Any securities exchange(s) on which the securities will be listed, if any.

•	Whether any underwriter(s) will act as market maker(s) for the securities.

•	The extent to which a secondary market for the securities is expected to develop.

•	Any changes or additions to the Events of Default or covenants contained in the indenture.

•	Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

•	Additional terms not inconsistent with the provision of the indenture.

•	Any other material terms of the debt securities.

For purposes of this prospectus, any reference to the payment of principal or premium or interest, if any, on the debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Unless otherwise specified in the applicable prospectus supplement or term sheet, the debt securities will be denominated in U.S. dollars and all payments on the debt securities will be made in U.S. dollars.

Payment of the purchase price of the debt securities must be made in immediately available funds.

As used in this prospectus, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency Notes, the day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is the euro, the day is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) System is open); and provided further that, with respect to Notes as to which London Interbank Offered Rate (LIBOR) is an applicable interest rate basis, the day is also a London Business Day.

“London Business Day” means a day on which commercial banks are open for business (including dealings in the designated LIBOR Currency) in London.

“Principal Financial Center” means (i) the capital city of the country issuing the specified currency or (ii) the capital city of the country to which the designated LIBOR Currency relates, as applicable, except that the term “Principal Financial Center” means the following cities in the case of the following currencies:

Currency	Principal Financial Center
U.S. dollars Australian dollars Canadian dollars New Zealand dollars South African rand Swiss francs	The City of New York Sydney Toronto Auckland Johannesburg Zurich

and in the event the LIBOR Currency is the euro, the “Principal Financial Center” is London.

The authorized denominations of debt securities denominated in U.S. dollars will be integral multiples of $1,000. The authorized denominations of foreign currency Notes will be set forth in the applicable prospectus supplement or term sheet.

Optional Redemption, Repayment and Repurchase

If specified in a prospectus supplement or term sheet, we may redeem the debt securities at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount of the debt securities to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities to be redeemed (not including any portion of those payments of interest accrued to the date of redemption) from the redemption date to the maturity date of the debt securities being redeemed, in each case discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus the rate specified in a prospectus supplement or term sheet, plus, in each case, accrued and unpaid interest on the debt securities to the date of redemption.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the debt securities.

“Comparable Treasury Price” means, with respect to any date of redemption, (1) the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the underwriter, or another Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” will be specified in the prospectus supplement or term sheet.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that date of redemption.

We will mail notice of any redemption at least 30 days, but not more than 60 days, before the date of redemption to each holder of the debt securities to be redeemed. If less than all of the debt securities are to be redeemed at any time, the trustee will select debt securities to be redeemed on a pro rata basis or by any other method the trustee deems reasonable. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities or portions thereof called for redemption.

Regardless of anything in this prospectus to the contrary, if a debt security is an OID Note (as defined below) (other than an Indexed Note), the amount payable in the event of redemption or repayment prior to its stated maturity will be the amortized face amount on the redemption or repayment date, as the case may be. The amortized face amount of an OID Note will be equal to (i) the issue price specified in the applicable prospectus supplement or term sheet plus (ii) that portion of the difference between the issue price and the principal amount of the Note that has accrued at the yield to maturity described in the prospectus supplement or term sheet (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption or repayment date. However, in no case will the amortized face amount of an OID Note exceed its principal amount.

We may at any time purchase debt securities at any price in the open market or otherwise. We may hold, resell or surrender for cancellation any debt securities that we purchase.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement or term sheet, debt securities that are issued in registered form may be transferred or exchanged at the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement or term sheet will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement or term sheet.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we will issue them in book-entry form only. Debt securities issued in book-entry form will be represented by global securities. We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. In that case, the prospectus supplement or term sheet will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement or term sheet will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

Book-Entry Holders. We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement or term sheet. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which, in turn, will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders of the debt securities.

Street Name Holders. In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, the prospectus supplement or term sheet whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices,

•	whether it imposes fees or charges,

•	how it would handle a request for the holders’ consent, if ever required,

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Interest and Interest Rates

General

Each debt security will begin to accrue interest from the date it is originally issued. The related prospectus supplement or term sheet will specify each debt security as a Fixed Rate Note, a Floating Rate Note, an Amortizing Note or an Indexed Note and describe the method of determining the interest rate, including any Spread and/or Spread Multiplier. For an Indexed Note, the related prospectus supplement or term sheet also will describe the method for the calculation and payment of principal and interest. The prospectus supplement or term sheet for a Floating Rate Note or Indexed Note may also specify a maximum and a minimum interest rate.

A debt security may be issued as a Fixed Rate Note or a Floating Rate Note or as a Note that combines fixed and floating rate terms.

Interest rates offered with respect to debt securities may differ depending upon, among other things, the aggregate principal amount of debt securities purchased in any single transaction. Debt securities with similar variable terms but different interest rates, as well as debt securities with different variable terms, may be offered concurrently to different investors. Interest rates or formulas and other terms of debt securities are subject to change from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted.

Interest on the debt securities denominated in U.S. dollars will be paid by check mailed on an Interest Payment Date other than a Maturity Date (as defined below) to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder. The principal of, premium, if any, and interest on debt securities denominated in U.S. dollars, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid in immediately available funds upon surrender of such debt securities at the corporate trust office of the trustee in The City of Wilmington, Delaware, or, at our option, by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular Note is presented and surrendered at the office or agency maintained by us for this purpose in The City of Wilmington, Delaware, in time for the trustee to make these payments in accordance with its normal procedures.

Fixed Rate Notes

The prospectus supplement or term sheet for Fixed Rate Notes will describe a fixed interest rate payable semiannually in arrears on the dates specified in such term sheet or prospectus supplement (each, with respect to Fixed Rate Notes, an “Interest Payment Date”). Interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date, any redemption date or any repayment date (together referred to as the “Maturity Date”) or an Interest Payment Date for any Fixed Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date or Interest Payment Date. Interest on Fixed Rate Notes will be paid to holders of record as of each Regular Record Date. A “Regular Record Date” will be the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date.

Each interest payment on a Fixed Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Original Issue Discount Notes

We may issue original issue discount debt securities (including zero coupon debt securities) (“OID Notes”), which are debt securities issued at a discount from the principal amount payable on the Maturity Date. There may not be any periodic interest payments on OID Notes. For OID Notes, interest normally accrues during the life of the Note and is paid on the Maturity Date. Upon a redemption, repayment or acceleration of the maturity of an OID Note, the amount payable will be determined as set forth under “—Optional Redemption, Repayment and Repurchase.” This amount normally is less than the amount payable on the stated maturity date.

Amortizing Notes

We may issue amortizing debt securities, which are Fixed Rate Notes for which combined principal and interest payments are made in installments over the life of each debt securities (“Amortizing Notes”). Payments on Amortizing Notes are applied first to interest due and then to the reduction of the unpaid principal amount.

The related prospectus supplement or term sheet for an Amortizing Note will include a table setting forth repayment information.

Floating Rate Notes

Each Floating Rate Note will have an interest rate basis or formula. That basis or formula may be based on:

•	the CD Rate;

•	the Commercial Paper Rate;

•	LIBOR;

•	the Federal Funds Rate;

•	the Prime Rate;

•	the Treasury Rate;

•	the CMT Rate;

•	the Eleventh District Cost of Funds Rate; or

•	another negotiated interest rate basis or formula.

The prospectus supplement or term sheet will also indicate any Spread and/or Spread Multiplier, which would be applied to the interest rate formula to determine the interest rate. Any Floating Rate Note may have a maximum or minimum interest rate limitation. In addition to any maximum interest rate limitation, the interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law for general application.

We will appoint a calculation agent to calculate interest rates on the Floating Rate Notes. Unless we identify a different party in the prospectus supplement or term sheet, the paying agent will be the calculation agent for each Note.

Unless otherwise specified in a prospectus supplement or term sheet, the “Calculation Date,” if applicable, relating to an Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day immediately preceding the relevant Interest Payment Date or the Maturity Date, as the case may be.

Upon the request of the beneficial holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if different, when available, the interest rate that will become effective on the next Interest Reset Date (as defined below) for the Floating Rate Note.

Change of Interest Rate. The interest rate on each Floating Rate Note may be reset daily, weekly, monthly, quarterly, semiannually, annually or on some other specified basis (each, an “Interest Reset Date”). The Interest Reset Date will be:

•	for Notes with interest that resets daily, each Business Day;

•	for Notes (other than Treasury Rate Notes) with interest that resets weekly, Wednesday of each week;

•	for Treasury Rate Notes with interest that resets weekly, Tuesday of each week;

•	for Notes with interest that resets monthly, the third Wednesday of each month;

•	for Notes with interest that resets quarterly, the third Wednesday of March, June, September and December of each year;

•	for Notes with interest that resets semiannually, the third Wednesday of each of the two months of each year indicated in the applicable prospectus supplement or term sheet; and

•	for Notes with interest that resets annually, the third Wednesday of the month of each year indicated in the applicable prospectus supplement or term sheet.

The related prospectus supplement or term sheet will describe the initial interest rate or interest rate formula on each Note. That rate is effective until the following Interest Reset Date. Thereafter, the interest rate will be the rate determined on each Interest Determination Date. Each time a new interest rate is determined, it becomes effective on the following Interest Reset Date. If any Interest Reset Date is not a Business Day, then the Interest Reset Date is postponed to the next Business Day, except, in the case of a LIBOR Note, if the next Business Day is in the next calendar month, the Interest Reset Date is the immediately preceding Business Day.

Date Interest Rate Is Determined. The Interest Determination Date for all CD and CMT Rate Notes is the second Business Day before the Interest Reset Date and for all LIBOR Notes will be the second London Business Day immediately preceding the applicable Interest Reset Date (unless the LIBOR Currency is Sterling, in which case the Interest Determination Date will be the Interest Reset Date).

The Interest Determination Date for Treasury Rate Notes will be the day of the week in which the Interest Reset Date falls on which Treasury bills of the Index Maturity are normally auctioned. Treasury bills are usually sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on Tuesday. Sometimes, the auction is held on the preceding Friday. If an auction is held on the preceding Friday, that day will be the Interest Determination Date relating to the Interest Reset Date occurring in the next week.

The Interest Determination Date for all Commercial Paper, Federal Funds and Prime Rate Notes will be the first Business Day preceding the Interest Reset Date.

The Interest Determination Date for an Eleventh District Cost of Funds Rate Note is the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank of San Francisco published the applicable rate.

The Interest Determination Date relating to a Floating Rate Note with an interest rate that is determined by reference to two or more interest rate bases will be the most recent Business Day which is at least two Business Days before the applicable Interest Reset Date for each interest rate for the applicable Floating Rate Note on which each interest rate basis is determinable.

Payment of Interest. Interest is paid as follows:

•	for Notes with interest that resets daily, weekly or monthly, on the third Wednesday of each month;

•	for Notes with interest payable quarterly, on the third Wednesday of March, June, September, and December of each year;

•	for Notes with interest payable semiannually, on the third Wednesday of each of the two months specified in the applicable prospectus supplement or term sheet;

•

for Notes with interest payable annually, on the third Wednesday of the month specified in the applicable prospectus supplement or term sheet (each of the above, with respect to Floating Rate Notes, an “Interest Payment Date”); and

•	at maturity, redemption or repayment.

Each interest payment on a Floating Rate Note will include interest accrued from, and including, the issue date or the last Interest Payment Date, as the case may be, to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be.

Interest on a Floating Rate Note will be payable beginning on the first Interest Payment Date after its issue date to holders of record at the close of business on each Regular Record Date, which is the fifteenth day (whether or not a Business Day) next preceding the applicable Interest Payment Date, unless the issue date falls after a Regular Record Date and on or prior to the related Interest Payment Date, in which case payment will be made to holders of record at the close of business on the Regular Record Date next preceding the second Interest Payment Date following the issue date. If an Interest Payment Date (but not the Maturity Date) is not a Business Day, then the Interest Payment Date will be postponed to the next Business Day, except in the case of LIBOR Notes, if the next Business Day is in the next calendar month, the Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of any Floating Rate Note is not a Business Day, principal of, premium, if any, and interest on that Note will be paid on the next Business Day, and no interest will accrue from and after the Maturity Date.

Accrued interest on a Floating Rate Note is calculated by multiplying the principal amount of a Note by an accrued interest factor. The accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. The interest factor for each day is computed by dividing the interest rate in effect on that day by (1) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, or (2) 360, in the case of other Floating Rate Notes. The interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied. All percentages resulting from any calculation are rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 9.876545% (or .09876545) will be rounded to 9.87655% (or .0987655). Dollar amounts used in the calculation are rounded to the nearest cent (with one-half cent being rounded upward).

CD Rate Notes. The “CD Rate” for any Interest Determination Date is the rate on that date for negotiable U.S. dollar certificates of deposit having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 P.M., New York City time, on the Calculation Date, for that Interest Determination Date under the heading “CDs (secondary market).” The “Index Maturity” is the period to maturity of the instrument or obligation with respect to which the related interest rate basis or formula will be calculated.

The following procedures will be followed if the CD Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the CD Rate will be the rate on that Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity described in the prospectus supplement or term sheet as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “CDs (secondary market).”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the CD Rate to be the average of the secondary market offered rates as of 10:00 A.M., New York City time, on that Interest Determination Date, quoted by three leading nonbank dealers of negotiable U.S. dollar certificates of deposit in New York City (which may include an agent or its affiliates) for negotiable U.S. dollar certificates of deposit of major United States money-center banks with a remaining maturity closest to the Index Maturity in an amount that is representative for a single transaction in the market at that time described in the prospectus supplement or term sheet. The calculation agent will select the three dealers referred to above.

•	If fewer than three dealers are quoting as mentioned above, the CD Rate will remain the CD Rate then in effect on that Interest Determination Date.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Commercial Paper Rate Notes. The “Commercial Paper Rate” for any Interest Determination Date is the Money Market Yield of the rate on that date for commercial paper having the Index Maturity described in the related prospectus supplement or term sheet, as published in H.15(519) prior to 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Commercial Paper—Nonfinancial.”

The following procedures will be followed if the Commercial Paper Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Commercial Paper Rate will be the Money Market Yield of the rate on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Commercial Paper—Nonfinancial.”

•

If that rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Commercial Paper Rate to be the Money Market Yield of the average of the offered rates of three leading dealers of U.S. dollar commercial paper in New York City (which may include an agent or its affiliates) as of 11:00 A.M., New York City time, on that Interest Determination Date for commercial paper having the Index Maturity described in the prospectus supplement or term sheet placed for an industrial issuer whose bond rating is “Aa,” or the equivalent, from a nationally recognized statistical rating organization. The calculation agent will select the three dealers referred to above.

•

If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Commercial Paper Rate will remain the Commercial Paper Rate then in effect on that Interest Determination Date.

“Money Market Yield” means a yield (expressed as a percentage) calculated in accordance with the following formula:

Money Market Yield =	D x 360	x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the reset period for which interest is being calculated.

LIBOR Notes. On each Interest Determination Date, the calculation agent will determine LIBOR as follows:

•

If “LIBOR Telerate” is specified in the prospectus supplement or term sheet, LIBOR will be the rate for deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet commencing on the applicable Interest Reset Date, as such rate appears on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date.

•

If “LIBOR Reuters” is specified in the prospectus supplement or term sheet, LIBOR will be the average of the offered rates calculated by the calculation agent, or the offered rate, if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet commencing on the applicable Interest Reset Date, as such rates appear on the Designated LIBOR Page as of 11:00 A.M., London time, on that Interest Determination Date, if at least two such offered rates appear on the Designated LIBOR Page.

If the prospectus supplement or term sheet does not specify “LIBOR Telerate” or “LIBOR Reuters,” the LIBOR Rate will be LIBOR Telerate.

On any Interest Determination Date on which fewer than two offered rates appear or no rate appears on the applicable Designated LIBOR Page, the calculation agent will determine LIBOR as follows:

•

LIBOR will be determined on the basis of the offered rates at which deposits in the LIBOR Currency having the Index Maturity described in the related prospectus supplement or term sheet on the Interest Determination Date and in a principal amount that is representative of a single transaction in that market at that time are offered by four major reference banks (which may include affiliates of the agent) in the London interbank market commencing on the applicable Interest Reset Date to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate for deposits in the LIBOR Currency. If at least two quotations are provided, LIBOR for that Interest Determination Date will be the average of those quotations.

•

If fewer than two quotations are provided as mentioned above, LIBOR will be the rate calculated by the calculation agent as the average of the rates quoted by three major banks, which may include affiliates of the agent, in the Principal Financial Center at approximately 11:00 A.M., in the Principal Financial Center, on that Interest Determination Date for loans to leading European banks in the LIBOR Currency having the Index Maturity designated in the prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time. The calculation agent will select the three banks referred to above.

•	If fewer than three banks selected by the calculation agent are quoting as mentioned above, LIBOR will remain LIBOR then in effect on the Interest Determination Date.

“LIBOR Currency” means the currency specified in the applicable prospectus supplement or term sheet as to which LIBOR shall be calculated or, if no such currency is specified in the applicable prospectus supplement or term sheet, U.S. dollars.

“Designated LIBOR Page” means:

•

if “LIBOR Reuters” is specified in the applicable prospectus supplement or term sheet, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

•

if “LIBOR Telerate” is specified in the applicable prospectus supplement or term sheet or neither “LIBOR Reuters” nor “LIBOR Telerate” is specified in the applicable prospectus supplement or term sheet as the method of calculating LIBOR, the display on Moneyline Telerate (or any successor service, “Telerate”) on the page specified in such prospectus supplement or term sheet (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

Federal Funds Rate Notes. The “Federal Funds Rate” for any Interest Determination Date is the rate as of that date for U.S. dollar federal funds, as published in H.15(519) prior to 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Federal Funds (Effective),” as such rate is displayed on Telerate on page 120 (or any other page as may replace such page on such service) (“Telerate Page 120”).

The following procedures will be followed if the Federal Funds Rate cannot be determined as described above:

•

If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date, the Federal Funds Rate will be the rate as of that Interest Determination Date for U.S. dollar Federal Funds, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Federal Funds (Effective)”.

•

If that rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the Calculation Date, then the calculation agent will determine the Federal Funds Rate to be the average of the rates for the last transaction in overnight U.S. dollar Federal Funds arranged by three leading brokers of United States dollar federal funds transactions in New York City as of 9:00 A.M., New York City time, which may include the agent or its affiliates, on the Business Day following that Interest Determination Date. The calculation agent will select the three brokers referred to above.

•	If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the Federal Funds Rate will be the Federal Funds Rate in effect on that Interest Determination Date.

Prime Rate Notes. The “Prime Rate” for any Interest Determination Date is the rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the Calculation Date for that Interest Determination Date under the heading “Bank Prime Loan” or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption “Bank Prime Loan.”

The following procedures will be followed if the Prime Rate cannot be determined as described above:

•

If the rate is not published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the Calculation Date, then the calculation agent will determine the Prime Rate to be the average of the rates of interest publicly announced by each bank that appears on the Reuters Screen designated as “US PRIME 1 Page” as that bank’s prime rate or base lending rate in effect as of 11:00 A.M., New York City time on that Interest Determination Date.

•

If fewer than four rates appear on the Reuters Screen US PRIME 1 Page on the Interest Determination Date, then the Prime Rate will be the average of the prime rates or base lending rates quoted (on the basis of the actual number of days in the year divided by a 360-day year) as of the close of business on the Interest Determination Date by three major banks, which may include an agent or its affiliates, in the City of New York selected by the calculation agent.

•	If the banks selected by the calculation agent are not quoting as mentioned above, the Prime Rate will remain the Prime Rate then in effect on the Interest Determination Date.

“Reuters Screen US PRIME 1 Page” means the display on the Reuter Monitor Money Rates Service (or any successor service) on the “US PRIME 1” page (or any other page as may replace that page on that service) for the purpose of displaying prime rates or base lending rates of major United States banks.

Treasury Rate Notes. The “Treasury Rate” for any Interest Determination Date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the Index Maturity described in the related prospectus supplement or term sheet under the caption “INVESTMENT RATE” on the display on Telerate on page 56 (or any other page as may replace such page on such service) (“Telerate Page 56”) or page 57 (or any other page as may replace such page on such service) (“Telerate Page 57”) by 3:00 PM., New York City time, on the Calculation Date for that Interest Determination Date.

The following procedures will be followed if the Treasury Rate cannot be determined as described above:

•

if the rate is not so published by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the rate for the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Auction High,” or

•

if such rate is not so published in H.15 Daily Update by 3:00 P.M., New York City time, on the Calculation Date, the Treasury Rate will be the Bond equivalent yield of the auction rate of the applicable Treasury bills announced by the United States Department of the Treasury, or

•

if the rate referred to above is not yet published or announced by the United States Department of the Treasury by 3:00 P.M., New York City time, or if the auction is not held, then the Treasury Rate will be the Bond equivalent yield of the rate on the applicable Interest Determination Date of Treasury bills having the Index Maturity specified in the applicable prospectus supplement or term sheet published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

•

if such rate is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the Treasury Rate will be the rate on the applicable Interest Determination Date of the applicable Treasury bills as published in H.15 Daily Update, or other recognized electronic sources used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market,” or

•

if such rate is not so published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 PM., New York City time, on the related Calculation Date, then the calculation agent will determine the Treasury Rate to be the Bond equivalent yield of the average of the secondary market bid rates, as of approximately 3:30 P .M., New York City time, on the applicable Interest Determination Date, of three primary United States government securities dealers (which may include the agent or its affiliates) selected by the calculation agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet, or

•	if fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury Rate will remain the Treasury Rate in effect on that Interest Determination Date.

“Bond equivalent yield” means a yield calculated in accordance with the following formula and expressed as a percentage:

Bond equivalent yield =	D x 360	x 100
360 – (D x M)

where “D” refers to the applicable per annum rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to the number of days in the year, either 365 or 366, as the case may be, and “M” refers to the actual number of days in the interest reset period for which interest is being calculated.

CMT Rate Notes. The “CMT Rate” for any Interest Determination Date is:

(1)	if CMT Telerate Page 7051 is specified in the applicable prospectus supplement or term sheet:

•

the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) under the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate (or any successor service), on page 7051 (or any other page as may replace page 7051 on that service) (“Telerate Page 7051”), for the applicable Interest Determination Date, or

•

if the above rate does not appear on Telerate Page 7051, the percentage equal to the yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet and for the applicable Interest Determination Date as published in H.15(519) under the heading “Treasury Constant Maturities,” or

•

if the above rate does not appear on Telerate Page 7051 or is not yet published in H.15(519), the rate on the applicable Interest Determination Date for the period of the Index Maturity specified in the applicable prospectus supplement or term sheet as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

•

if that rate is not published, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a “reference dealer”), selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than 1 year shorter than the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•

if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

•

if fewer than three prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be calculated as a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in securities in the market at that time, or

•

if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will then be the CMT Rate in effect on the applicable Interest Determination Date.

(2)	if CMT Telerate Page 7052 is specified in the applicable prospectus supplement or term sheet:

•

the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as published in H.15(519) opposite the heading “Treasury Constant Maturities,” as the yield is displayed on Telerate (or any successor service), on page 7052 (or any other page as may replace that specified page on that service) (“Telerate Page 7052”), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•

if the above rate is not published on Telerate Page 7052, then the CMT Rate will be the percentage equal to the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, average yield for United States Treasury securities at “constant maturity” having the Index

Maturity specified in the applicable prospectus supplement or term sheet and for the week or month, as applicable, preceding the applicable Interest Determination Date as published in H.15(519) opposite the caption “Treasury Constant Maturities,” or

•

if the above rate is not published on Telerate Page 7052 or is not yet published in H.15(519), for the one-week or one-month, as specified in the applicable prospectus supplement or term sheet, then the CMT Rate will be the average yield for United States Treasury securities at “constant maturity” having the Index Maturity specified in the applicable prospectus supplement or term sheet as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the related Interest Determination Date falls, or

•

if the Federal Reserve Bank of New York does not publish the rate referred to above, then the CMT Rate will be calculated by the calculation agent as a yield to maturity based on the average of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation, or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity no more than one year shorter than the index maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at that time, or

•

if fewer than five but more than two of the prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations shall be eliminated, or

•

if fewer than three prices referred to above are provided as requested, then the calculation agent will determine the CMT Rate to be a yield to maturity based on the average of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three reference dealers selected by the calculation agent from five reference dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest and the lowest quotation, or in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the Index Maturity specified in the applicable prospectus supplement or term sheet, a remaining term to maturity closest to the Index Maturity specified in the applicable prospectus supplement or term sheet and in a principal amount that is representative for a single transaction in the securities in the market at the time, or

•

if fewer than five but more than two prices referred to above are provided as requested on the Interest Determination Date, then the CMT Rate will be the average of the bid prices obtained and neither the highest nor the lowest of the quotations will be eliminated, or

•	if fewer than three prices referred to above are provided as requested, the CMT Rate will be the CMT Rate in effect on the applicable Interest Determination Date.

If two United States Treasury securities with an original maturity greater than the index maturity specified in the applicable prospectus supplement or term sheet have remaining terms to maturity equally close to the Index Maturity specified in the applicable prospectus supplement or term sheet, the quotes for the United States Treasury security with the shorter original remaining term to maturity will be used.

Eleventh District Cost of Funds Rate Notes. The “Eleventh District Cost of Funds Rate” for any Interest Determination Date is the rate equal to the monthly weighted average cost of funds for the calendar month preceding the Interest Determination Date as displayed on Telerate Page 7058 (or any other page as may replace that specified page on that service) as of 11:00 A.M., San Francisco time, on the Calculation Date for that Interest Determination Date under the caption “11th District.”

The following procedures will be used if the Eleventh District Cost of Funds Rate cannot be determined as described above:

•

If the rate is not displayed on the relevant page as of 11:00 A.M., San Francisco time, on the Calculation Date, then the Eleventh District Cost of Funds Rate will be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District, as announced by the Federal Home Loan Bank of San Francisco, as the cost of funds for the calendar month preceding the date of announcement.

•

If no announcement was made relating to the calendar month preceding the Interest Determination Date, the Eleventh District Cost of Funds Rate will remain the Eleventh District Cost of Funds Rate then in effect on the Interest Determination Date.

Indexed Notes

We may issue debt securities for which the amount of interest or principal that you will receive will not be known on your date of purchase. Interest or principal payments for these types of debt securities, which we call “Indexed Notes,” are determined by reference to securities, financial or non-financial indices, currencies, commodities, interest rates, or a composite or baskets of any or all of the above. Examples of indexed items that may be used include a published stock index, the common stock price of a publicly traded company, the value of the U.S. dollar versus the Japanese yen, or the price of a barrel of West Texas intermediate crude oil.

If you purchase an Indexed Note, you may receive a principal amount at maturity that is greater than or less than the Note’s face amount, and an interest rate that is greater than or less than the interest rate that you would have earned if you had instead purchased a conventional debt security issued by us at the same time with the same maturity. The amount of interest and principal that you will receive will depend on the structure of the Indexed Note and the level of the specified indexed item throughout the term of the Indexed Note and at maturity. Specific information pertaining to the method of determining the interest payments and the principal amount will be described in the prospectus supplement or term sheet, as well as additional risk factors unique to the Indexed Note, certain historical information for the specified indexed item and certain additional United States federal tax considerations.

Renewable Notes

We may issue Renewable Notes (“Renewable Notes”) which are debt securities that will automatically renew at their stated maturity date unless the holder of a Renewable Note elects to terminate the automatic extension feature by giving notice in the manner described in the related prospectus supplement or term sheet.

The holder of a Renewable Note must give notice of termination at least 15 but not more than 30 days prior to a Renewal Date. The holder of a Renewable Note may terminate the automatic extension for less than all of its Renewable Notes only if the terms of the Renewable Note specifically permit partial termination. An election to terminate the automatic extension of any portion of the Renewable Note is not revocable and will be binding on the holder of the Renewable Note. If the holder elects to terminate the automatic extension of the maturity of the Note, the holder will become entitled to the principal and interest accrued up to the Renewal Date. The related prospectus supplement or term sheet will identify a stated maturity date beyond which the Maturity Date cannot be renewed.

If a Renewable Note is represented by a Global Security, DTC or its nominee will be the holder of the Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will exercise a right to terminate the automatic extension provisions of a particular Renewable Note, the beneficial owner of the Note must instruct the broker or other DTC participant through which it holds an interest in the Note to notify DTC of its desire to terminate the automatic extension of the Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in a Note to ascertain the cut-off time by which an instruction must be given for delivery of timely notice to DTC or its nominee.

Extendible Notes

We may issue Notes whose stated Maturity Date may be extended at our option (an “Extendible Note”) for one or more whole-year periods (each, an “Extension Period”), up to but not beyond a stated maturity date described in the related prospectus supplement or term sheet (but not to exceed 30 years from the date of issue).

We may exercise our option to extend the Extendible Note by notifying the trustee (or any duly appointed paying agent) at least 50 but not more than 60 days prior to the then effective Maturity Date. If we elect to extend the Extendible Note, the trustee (or paying agent) will mail (at least 40 days prior to the Maturity Date) to the registered holder of the Extendible Note a notice (an “Extension Notice”) informing the holder of our election, the new Maturity Date and any updated terms. Upon the mailing of the Extension Notice, the maturity of that Extendible Note will be extended automatically as set forth in the Extension Notice.

However, we may, not later than 20 days prior to the Maturity Date of an Extendible Note (or, if that date is not a Business Day, prior to the next Business Day), at our option, establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the trustee (or paying agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier to the holder of the Note. The notice will be irrevocable.

If we elect to extend the maturity of an Extendible Note, the holder of the Note will have the option to instead elect repayment of the Note by us on the then effective Maturity Date. In order for an Extendible Note to be so repaid on the Maturity Date, we must receive, at least 25 days but not more than 35 days prior to the Maturity Date:

(1)	the Extendible Note with the form “Option to Elect Repayment” on the reverse of the Note duly completed; or

(2)	a facsimile transmission, telex or letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the “NASD”) or a commercial bank or trust company in the United States setting forth the name of the holder of the Extendible Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the trustee (or paying agent) not later than the fifth Business Day after the date of the facsimile transmission, telex or letter; provided, however; that the facsimile transmission, telex or letter will only be effective if the Note and form duly completed are received by the trustee (or paying agent) by that fifth Business Day. The option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding if the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

If an Extendible Note is represented by a Global Security, DTC or its nominee will be the holder of that Note and therefore will be the only entity that can exercise a right to repayment. To ensure that DTC or its nominee timely exercises a right to repayment with respect to a particular Extendible Note, the beneficial owner of that Note must instruct the broker or other participant through which it holds an interest in the Note to notify DTC of its desire to exercise a right of repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other participant through which it holds an interest in an Extendible Note to determine the cut-off time by which an instruction must be given for timely notice to be delivered to DTC or its nominee.

Global Securities

What Is a Global Security? As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement or term sheet, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•

An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•

An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•

An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•

The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•

An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the trustee.

•

DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•

Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under “Holders of Registered Debt Securities” above.

The special situations for termination of a global security are as follows:

•

if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

The prospectus supplement or term sheet may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement or term sheet. If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest to the person listed in the trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under “What Is a Global Security?”.

Payments on Certificated Securities. We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date.

We will make all payments of principal and premium, if any, by check at the office of the trustee in Wilmington, Delaware and/or at other offices that may be specified in the prospectus supplement or term sheet or in a notice to holders, against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the trustee or other paying agent appropriate transfer instructions at least 15 Business Days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a Business Day, we will make the payment on the next day that is a Business Day. Payments made on the next Business Day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement or term sheet. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a Business Day.

Events of Default

We refer you to the prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the Events of Default that are described below.

An event of default is defined in the indenture as:

(a) default for 30 days in payment of any interest on the debt securities when it becomes due and payable;

(b) default in payment of principal of or any premium on the debt securities at maturity or sinking fund payment when the same becomes due and payable;

(c) default by us in the performance of any other covenant or agreement contained in the indenture for the benefit of the debt securities that has not been remedied by the end of a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the debt securities, specifying such default or breach and requiring it be remedied;

(d) default in the payment of principal when due or resulting in acceleration of other indebtedness of our Company for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such indebtedness repaid within a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the debt securities, provided that if any such default is cured, waived, rescinded or annulled, then the event of default by reason thereof would be deemed not to have occurred; and

(e) certain events of bankruptcy, insolvency and reorganization of our company.

The indenture provides that:

•

other than in certain circumstances as provided in the indenture, if an event of default described in clause (a), (b), (c) or (d) above has occurred and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities may declare the principal amount of the debt securities then outstanding, and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately;

•

upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on or interest on, the debt securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the debt securities then outstanding; and

•

if an event of default described in clause (e) occurs and is continuing, then the principal amount of all debt securities issued under the indenture and then outstanding, together with any accrued interest through the occurrence of such event, shall become and be due and payable immediately, without any declaration or other act by the trustee or any other holder.

Under the indenture, the trustee must give to the holders of debt securities notice of all uncured defaults known to it with respect to the debt securities within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payments of principal of, any premium on, any of the debt securities, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities.

No holder of any debt securities may institute any action under the indenture unless:

•	such holder has given the trustee written notice of a continuing event of default with respect to the debt securities;

•

other than in certain circumstances as provided in the indenture, the holders of not less than 25% in aggregate principal amount of the debt securities affected and then outstanding have requested the trustee to institute proceedings in respect of such event of default;

•	such holder or holders have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee has failed to institute an action for 60 days thereafter; and

•	no inconsistent direction has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities affected.

The holders of a majority in aggregate principal amount of the debt securities affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities. The indenture provides that, if an event of default occurs and is continuing, the trustee, in exercising its rights and powers under the indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. The indenture further provides that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it.

We must furnish to the trustee within 120 days after the end of each fiscal year a statement of our company signed by one of the officers of our company to the effect that a review of our activities during such year and our performance under the indenture and the terms of the debt securities has been made, and, to the knowledge of the signatories based on such review, we have complied with all conditions and covenants of the indenture or, if we are in default, specifying such default.

Modification of the Indenture

We and the trustee may, without the consent of the holders of the debt securities issued under the indenture, enter into a supplemental indenture for, among others, one or more of the following purposes:

•	to evidence the succession of another corporation to our company, and the assumption by such successor of our obligations under the indenture and the debt securities;

•	to add covenants of our company, or surrender any rights of the company, or add any rights for the benefit of the holders of debt securities;

•	to cure any ambiguity, omission, defect or inconsistency in such indenture;

•	to establish the form or terms of any other series of debt securities, including any subordinated securities;

•

to evidence and provide the acceptance of any successor trustee with respect to the debt securities or one or more other series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such indenture; and

•	to provide any additional events of default.

With certain exceptions, the indenture or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities then outstanding, but no such modification may be made without the consent of the holder of each outstanding note affected thereby that would:

•

change the maturity of any payment of principal of, or any premium on, any debt securities, or change any place of payment where, or the coin or currency in which, any note or any premium is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption, on or after the redemption date);

•

reduce the percentage in principal amount of the outstanding debt securities, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences provided for in the indenture; or

•

modify any of the provisions of certain sections of the indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt securities affected thereby.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement or term sheet that the provisions of covenant defeasance and full defeasance will not be applicable to or will be modified with respect to that series.

Covenant Defeasance. Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. In order to achieve covenant defeasance, we must do the following:

•

If the debt securities of the particular series are denominated in U.S. dollars, deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

Confirm that on the date of such deposit no default or event of default has occurred, and with respect to certain events of default, no such events have occurred at any time during the period ending 91 days after such date.

•	Confirm that such covenant defeasance shall not result in a breach, violation of or constitute a default under an material agreement to which we are bound.

•	Deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•	Deliver to the trustee an officer’s certificate and a legal opinion of our counsel confirming that all conditions precedent relating to a covenant defeasance have been complied with.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance. If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements, among others, for you to be repaid:

•

If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency debt securities or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•

We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and debt securities or bonds at the time the cash and debt securities or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent.

Discharge of the Indenture

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding debt securities or by depositing with the trustee or the paying agent after the debt securities have become due and payable, whether at stated maturity, or any redemption date, or otherwise, cash sufficient to pay all of the outstanding debt securities and paying all other sums payable under the indenture by our company.

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form,

•	without interest coupons, and

•	unless we indicate otherwise in the prospectus supplement or term sheet, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement or term sheet. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

The trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

The Trustee Under the Indenture

Wilmington Trust Company will serve as trustee under the Indenture. It is one of a number of banks with which we maintain ordinary banking relationships and from which we may obtain credit facilities and lines of credit.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement or term sheet.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the principles thereof relating to conflicts of law.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our common stock. Rights may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of rights will be issued under a separate rights agreement to be entered into between us and a third party. The terms of any rights to be issued and a description of the material provisions of the applicable rights agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. This summary of some provisions of the warrants is not complete. You should refer to the warrant agreement, including the forms of warrant certificate representing the warrants, relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants. That warrant agreement, together with the terms of warrant certificate and warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	whether certificates evidencing the warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Exercise of Warrants

Each offered warrant will entitle the holder thereof to purchase the amount of underlying securities at the exercise price set forth in, or calculable from, the prospectus supplement or term sheet relating to the offered warrants. After the close of business on the expiration date, unexercised warrants will be void.

Warrants may be exercised by payment to the warrant agent of the applicable exercise price and by delivery to the warrant agent of the related warrant certificate, properly completed. Upon receipt of this payment and the properly completed warrant certificates, we will, as soon as practicable, deliver the amount of underlying securities purchased upon exercise.

If fewer than all of the warrants represented by any warrant certificate are exercised, a new warrant certificate will be issued for the unexercised warrants. The holder of a warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying securities purchased upon exercise.

Modifications

There are three types of changes we can make to a warrant agreement and the warrants issued thereunder.

Changes Requiring Your Approval. First, there are changes that cannot be made to your warrants without your specific approval. Those types of changes include modifications and amendments that:

•	accelerate the expiration date;

•	reduce the number of outstanding warrants, the consent of the holders of which is required for a modification or amendment; or

•	otherwise materially and adversely affect the rights of the holders of the warrants.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the warrants.

Changes Requiring a Majority Vote. Any other change to the warrant agreement and the warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised warrants affected thereby. Most changes fall into this category.

No Rights as Holders of Underlying Securities

Before the warrants are exercised, holders of the warrants are not entitled to payments of principal, premium and dividends or interest, if any, on the related underlying securities or to exercise any rights whatsoever as holders of the underlying securities.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase of our common stock. Each purchase contract will entitle the holder thereof to purchase common stock at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase such shares of common stock, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under a supplemental indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, rights, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities issued by us or by third parties. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, rights, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

Unless otherwise indicated in the applicable prospectus supplement or term sheet, the Notes will be denominated in U.S. dollars, payments of principal of, premium, if any, and interest on the Notes will be made in U.S. dollars and payment of the purchase price of the Notes must be made in immediately available funds. If any of the Notes (“Foreign Currency Notes”) are to be denominated or payable in a currency (a “specified currency”) other than U.S. dollars, the following provisions will apply in addition to, and to the extent inconsistent therewith will replace, the description of general terms and provisions of Notes set forth in the accompanying prospectus and elsewhere in this prospectus.

A prospectus supplement or term sheet with respect to any Foreign Currency Note (which may include information with respect to applicable current foreign exchange controls) is a part of this prospectus and prospectus supplement or term sheet. Any information concerning exchange rates is furnished as a matter of information only and should not be regarded as indicative of the range of or trends in fluctuations in currency exchange rates that may occur in the future.

Currencies

We may offer Foreign Currency Notes denominated and/or payable in a specified currency or specified currencies. Unless otherwise indicated in the applicable prospectus supplement or term sheet, purchasers are required to pay for Foreign Currency Notes in the specified currency. At the present time, there are limited facilities in the United States for conversion of U.S. dollars into specified currencies and vice versa, and banks may elect not to offer non-U.S. dollar checking or savings account facilities in the United States. However, if requested on or prior to the fifth Business Day preceding the date of delivery of the Foreign Currency Notes, or by such other day as determined by the agent who presents such offer to purchase Foreign Currency Notes to us, such agent may be prepared to arrange for the conversion of U.S. dollars into the specified currency set forth in the applicable prospectus supplement or term sheet to enable the purchasers to pay for the Foreign Currency Notes. Each such conversion will be made by the agents on such terms and subject to such conditions, limitations and charges as the agents may from time to time establish in accordance with their regular foreign exchange practices. All costs of exchange will be borne by the purchasers of the Foreign Currency Notes.

Information about the specified currency in which a particular Foreign Currency Note is denominated and/or payable, including historical exchange rates and a description of the currency and any exchange controls, will be set forth in the applicable prospectus supplement or term sheet.

Payment of Principal and Interest

The principal of, premium, if any, and interest on Foreign Currency Notes is payable by us in the specified currency. Currently, banks do not generally offer non-U.S. dollar-denominated account facilities in their offices in the United States, although they are permitted to do so. Accordingly, a holder of Foreign Currency Notes will be paid in U.S. dollars converted from the specified currency unless the holder is entitled to elect, and does elect, to be paid in the specified currency, or as otherwise specified in the applicable prospectus supplement or term sheet.

Any U.S. dollar amount to be received by a holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by an agent for us specified in the applicable prospectus supplement or term sheet (the “Exchange Rate Agent”) at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on the payment date in the aggregate amount of the specified currency payable to all holders of Foreign Currency Notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. If three bid quotations are not available, payments will be made in the specified currency. All currency exchange costs will be borne by the holder of the Foreign Currency Note by deductions from such payments.

Unless otherwise indicated in the applicable prospectus supplement or term sheet, a holder of Foreign Currency Notes may elect to receive payment of the principal of, and premium, if any, and interest on the Foreign Currency Notes in the specified currency by transmitting a written request for such payment to the corporate trust office of the trustee in The City of Wilmington, Delaware on or prior to the regular record date or at least fifteen calendar days prior to Maturity Date, as the case may be. This request may be in writing (mailed or hand delivered) or sent by cable, telex or other form of facsimile transmission. A holder of a Foreign Currency Note may elect to receive payment in the specified currency for all principal, premium, if any, and interest payments and need not file a separate election for each payment. This election will remain in effect until revoked by written notice to the trustee, but written notice of any revocation must be received by the trustee on or prior to the regular record date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes whose Notes are to be held in the name of a broker or nominee should contact their brokers or nominees to determine whether and how an election to receive payments in the specified currency may be made.

Unless otherwise specified in the applicable prospectus supplement or term sheet, if the specified currency is other than U.S. dollars, a beneficial owner of the related global security who elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify its participant through which it owns its beneficial interest on or prior to the applicable record date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such beneficial owner’s election. The participant must notify the depositary of such election on or prior to the third Business Day after such record date or at least 12 calendar days prior to the Maturity Date, as the case may be, and the depositary will notify the trustee of such election on or prior to the fifth Business Day after such record date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the participant from the beneficial owner and forwarded by the participant to the depositary, and by the depositary to the trustee, on or prior to such dates, then the beneficial owner will receive payments in the specified currency. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Principal and interest on Foreign Currency Notes paid in U.S. dollars will be paid in the manner specified in the accompanying prospectus supplement or term sheet and this prospectus with respect to Notes denominated in U.S. dollars. Interest on Foreign Currency Notes paid in the specified currency will be paid by check mailed on an Interest Payment Date other than a Maturity Date to the persons entitled thereto to the addresses of such holders as they appear in the security register or, at our option, by wire transfer to a bank account maintained by the holder in the country of the specified currency. The principal of, premium, if any, and interest on Foreign Currency Notes, together with interest accrued and unpaid thereon, due on the Maturity Date will be paid, in the specified currency in immediately available funds upon surrender of such Notes at the corporate trust office of the trustee in The City of Wilmington, Delaware, or, at our option, by wire transfer to such bank account of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity Date by the applicable registered holder, provided the particular bank has appropriate facilities to make these payments and the particular Foreign Currency Note is presented and surrendered at the office or agency maintained by us for this purpose in The City of Wilmington, Delaware, in time for the trustee to make these payments in accordance with its normal procedures.

Payment Currency

If a specified currency is not available for the payment of principal, premium or interest with respect to a Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to holders of Foreign Currency Notes by making such payment in U.S.

dollars on the basis of the noon buying rate in The City of New York for cable transfers of the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York (the “Market Exchange Rate”) as computed by the Exchange Rate Agent on the second Business Day prior to such payment or, if not then available, on the basis of the most recently available Market Exchange Rate or as otherwise indicated in an applicable prospectus supplement or term sheet. Any payment made under these circumstances in U.S. dollars where the required payment is in a specified currency will not constitute a default under the indenture with respect to the Notes.

All determinations referred to above made by the Exchange Rate Agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the Foreign Currency Notes.

AS INDICATED ABOVE, AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES OR CURRENCY INDEXED NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

PLAN OF DISTRIBUTION

We may sell the offered securities:

•	through agents;

•	to or through underwriters; or

•	directly to other purchasers.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the securities are listed will be described in the applicable prospectus supplement or term sheet.

We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In order to facilitate the offering of the debt securities, the underwriters or agents may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities and our common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters or agents of a greater number of debt securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ or agents’ option to purchase additional debt securities from us in the offering. The underwriters or agents may close out any covered short position by either exercising the option to purchase additional debt securities or purchasing debt securities in the open market. In determining the source of debt securities to close out the covered short position, the underwriters or agents will consider, among other things, the price of debt securities available for purchase in the open market as compared to the price at which they may purchase debt securities through the option. “Naked” short sales are sales in excess of the option. The underwriters or agents must close out any naked short position by purchasing debt securities in open market. A naked short position is more likely to be created if the underwriters or agents are concerned that there may be a downward pressure on the price of the debt securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the debt securities made by the underwriters or agents in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the debt securities above independent market levels. The underwriters or agents are not required to engage in these activities, and may end any of these activities at any time.

In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Act, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

If so indicated in the prospectus supplement or term sheet relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement or term sheet, and the prospectus supplement or term sheet will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Brown Rudnick Berlack Israels LLP, Boston, Massachusetts. As of the date of this prospectus, Lawrence M. Levy, a director of Hologic, is an employee of Brown Rudnick Berlack Israels LLP, an option holder of Hologic and receives compensation for his role as a director of Hologic.

EXPERTS

The consolidated financial statements of Hologic, Inc. appearing in Hologic Inc.’s Annual Report on Form 10-K for the year ended September 29, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report dated November 26, 2007 thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Cytyc Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, incorporated by reference in this Prospectus from the Current Report on Form 8-K/A of Hologic, Inc. filed on November 30, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Adeza Biomedical Corporation as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, appearing in the Current Report on Form 8-K/A of Hologic, Inc. filed on November 30, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing therein, and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXHIBIT A

Date:

Term Sheet

To Prospectus dated

_________ __, 20__

Original Issue Date:

Maturity Date:

Principal Amount:

Interest Rate:

Fixed ☐

Floating ☐

Interest Rate Basis:

Index Maturity:

Spread:

Initial Interest Determination Date:

Interest Determination Dates:

Interest Reset Dates:

Day Count Convention:

Interest Payments Dates:

Record Dates if different:

Redemption Provisions:

Treasury Makewhole Spread:

Redemption Dates:

Plan of Distribution:

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

$1,500,000,000

Hologic, Inc.

2.00% Convertible Senior Notes due 2037

Goldman, Sachs & Co.

Banc of America Securities LLC

Citi

JPMorgan

RBC Capital Markets

Raymond James

Leerink Swann

Needham & Company, LLC

Soleil Securities Corporation

Stephens Inc.